UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FREEPORT

FOREMOST IN COPPER

CHARGING AHEAD

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

LETTER TO STOCKHOLDERS

Dear Fellow Stockholders,

Our board of directors has remained steadfast in prioritizing the health and well-being of our workforce, supporting our communities, serving our customers, and positioning Freeport-McMoRan for long-term success in the midst of the global pandemic and economic uncertainty. Our global team responded to the challenges of this past year and delivered exceptional performance, outperforming all of our peers on a stockholder return basis and finishing the year as the eighth best-performing stock in the S&P 500.

Early in 2020, we proactively implemented protective health protocols throughout our global operations that followed international and local guidelines and continued to enhance those protocols throughout the year. We also took various steps to support our local host communities and indigenous neighbors to help them navigate the pandemic. Our board remains actively engaged with management in guiding these initiatives and is regularly updated on the company’s actions to address the ongoing impacts of the pandemic on our business and stakeholders.

Freeport-McMoRan also achieved significant environmental, social and governance (ESG) related milestones in 2020. We published new climate and water reports, established a 2030 greenhouse gas (GHG) emissions reduction target for the Americas and committed to aligning our climate strategy and related disclosures with the Task Force on Climate-related Financial Disclosures (TCFD). We also committed to the Copper Mark, a new comprehensive industry-specific assurance framework that promotes responsible production practices in alignment with the United Nations Sustainable Development Goals. We continue to focus on human capital management, with progress made on strengthening inclusion and diversity initiatives across our workforce. Finally, we have committed to reporting in line with the Sustainability Accounting Standards Board (SASB) framework. Our board understands that robust ESG practices, transparency, and reporting are integral components of producing sustainable long-term value for all of our stakeholders.

In February 2021, in connection with the retirement of our non-executive chairman, Gerald J. Ford, our board elected our chief executive officer, Richard C. Adkerson, as chairman, and me as lead independent director. We are immensely thankful to Mr. Ford for his leadership, legacy of service, and leading independent oversight by our board. Mr. Adkerson has decades of industry and operational experience, a vision for the company’s long-term strategy, connectivity to our global workforce, and strong relationships with our stakeholders. My fellow independent directors and I will continue to provide Mr. Adkerson and the rest of the management team with independent counsel and oversight to drive sustainable, long-term value creation.

As part of our ongoing review of our board’s composition, we remained committed to recruiting additional independent directors who would expand our board’s skillsets, perspectives and capabilities. Following a robust search process, we recently welcomed David P. Abney, retired Chairman and Chief Executive Officer of United Parcel Service, Inc., and Robert W. Dudley, retired Group Chief Executive of BP, p.l.c., to our board. Messrs. Abney and Dudley both bring exceptional track records of leadership and experience in a wide range of matters relevant to the company, including global business, corporate governance, and sustainability. The addition of these directors is consistent with our objectives of having a board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our global business and a focus on value and sustainability for the benefit of all stakeholders. Our director recruitment efforts are ongoing and further additions to the board are anticipated.

I look forward to continuing to engage with our stockholders as part of the company’s ongoing engagement program. I have valued the opportunities to hear your feedback on topics important to you over the past few years. On behalf of the board, thank you for your continued trust and investment in our company.

Sincerely,
DUSTAN E. MCCOY Lead Independent Director April 22, 2021

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday June 8, 2021

Time:	1:00 p.m. Eastern Time

Website:	www.meetingcenter.io/290222756

Purpose:	•	Elect seven directors;
•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;
•	Approve, on an advisory basis, the compensation of our named executive officers; and
•	Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on April 12, 2021, are entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

Joining the Virtual Annual Meeting:	As a result of the continuing public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, this year’s annual meeting will be conducted virtually via a live audio webcast, accessible at www.meetingcenter.io/290222756. Please see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 62 for information about how to join and participate in the virtual annual meeting (including to vote, view the list of stockholders of record and submit questions pertinent to the meeting).

Proxy Voting:	Your vote matters. Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions via the internet or phone, or sign, date and return a proxy card (if received by mail). Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card, as early as possible to avoid any possible delays. Your cooperation is appreciated.

By Order of the Board of Directors.
MONIQUE A. CENAC Assistant General Counsel and Corporate Secretary April 22, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2021.

This proxy statement and the company’s 2020 annual report to stockholders are available at

edocumentview.com/FCX

Freeport-McMoRan  |  2021 Proxy Statement    i

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements, which are all statements other than statements of historical facts. We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 (2020 Form 10-K), filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements. This proxy statement also contains certain financial measures that are not recognized under generally accepted accounting principles (GAAP) in the United States, including adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), net debt and consolidated unit net cash costs. Please refer to Annex A to this proxy statement for a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, and other information regarding our calculations for net debt and consolidated unit net cash costs.

ii    Freeport-McMoRan  |  2021 Proxy Statement

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions. For more complete information regarding our 2020 performance, please review our 2020 annual report to stockholders (2020 annual report), which is being made available to stockholders together with these proxy materials on or about April 22, 2021.

2021 Annual Meeting of Stockholders

Time and Date:	1:00 p.m. Eastern Time, Tuesday, June 8, 2021

Website:	www.meetingcenter.io/290222756

Record Date:	Monday, April 12, 2021

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page

No. 1	Election of seven directors	FOR each nominee	22
No. 2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021	FOR	57
No. 3	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	58

2020 Performance Highlights (page 29)

8th Best-performing stock in S&P 500	3.2B lbs Consolidated sales of copper	0.9M oz Consolidated sales of gold	$599M Net income attributable to common stock	$3.0B Operating cash flows	$2.0B Capital expenditures	$1.75B Decrease in net debt(*)	$3.7B Consolidated cash at year end 2020

Operational Highlights

• Team demonstrated resilience in managing uncertain business environment

• Safety statistics, measured by incident rates, met our targets

• Solid cost and capital management

• Achieved significant project execution milestones

¡   Grasberg underground reached 68% of annual targeted metal run rate

¡  Completed Lone Star project; ramp-up is on schedule

New Financial Policy

Financial Highlights

• Strong cash flow generation

• Opportunistic debt refinancing to extend maturities

• Meaningful reduction in net debt(*)

• Established attractive foundation for future growth

• 2020 performance set stage for board in early 2021 to reinstate dividend on common stock and adopt a new performance-based financial policy

Stock Performance • Total return of 99% for 2020 • Top performing stock compared to 8-member performance peer group • 8th best-performing stock in S&P 500

Delivered on ESG Commitments

• Published inaugural climate report and established 2030 GHG emissions reduction target for the Americas

• Joined United Nations Global Compact

• Active leadership role in development of Global Industry Standard on Tailings Management

• Committed to achieving the Copper Mark at all copper producing sites; to date, six sites have been awarded the Copper Mark (Cerro Verde, El Abra, Atlantic Copper, Miami, Morenci, and El Paso)

• Published water report

(*)Net debt equals consolidated debt less consolidated cash.

Freeport-McMoRan  |  2021 Proxy Statement    1

COVID-19 Response and Human Capital Management

People are at the core of our business. We are deeply committed to supporting the health, safety and well-being of our people, which was further emphasized as the COVID-19 pandemic created unprecedented challenges for our workforce and their families, our host communities and indigenous neighbors, and for society at large. Throughout 2020, our board continued to exercise its active oversight role with a focus on the company’s COVID-19 response and human capital management. The board discussed these topics at each of its 11 meetings in 2020 and also received regular communications throughout the year from our chief executive officer (CEO) regarding actions being taken to support the health, safety and well-being of our workforce, support being provided to our host communities, supply chain resiliency and execution of our operating plans.

Protecting our Workforce and their Families	Supporting our Local Communities and Indigenous Neighbors	Maintaining Resiliency and Value

• Adhering to global standards to manage health and hygiene

• Established flexible, remote working plans for all administrative employees starting in mid-March

• All non-essential travel cancelled

• Committed to maintaining health benefits during the pandemic and beyond

• Offering guidance resources to support mental and physical well-being

• Ongoing communication and engagement efforts

• Partnering with local governments, medical institutions, charities and non-governmental organizations (NGOs) to provide support

• Providing monetary and in-kind contributions of medical supplies and food including:

¡   Ventilators and an ambulance in Calama, Chile

¡   Portable oxygen plant and cylinders in Arequipa, Peru

¡   Testing and food donations in Papua, Indonesia

¡   Supplies to hospitals, health clinics and first responders in 27 locations in 4 states and 6 tribal nations across the U.S.

• Rapid response efforts initiated at corporate and operating sites

• Wide-ranging controls in place across all operations including temperature checks, rapid/PCR tests, social distancing, extensive cleaning and established isolation areas on-site in the event of positive tests

• Focused on supply chain resiliency

• Effectively managing costs and financial liquidity

• Maximizing cash flow while preserving large resources and asset values for the future

Stakeholder Engagement Highlights (page 6)

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Board Refreshment Update (page 11)

Our board has remained focused on thoughtfully enhancing the composition and size of the board. In 2019, our governance committee initiated a robust director search process following certain unexpected decreases in our board size and in response to feedback obtained during our annual board evaluation process. To facilitate this process, the governance committee engaged an independent global search firm to assist with identifying, evaluating and recruiting a diverse pool of potential director candidates. This search process has resulted in the appointment of three new independent directors to the board since 2019: John J. Stephens in October 2019 and, most recently, David P. Abney and Robert W. Dudley in April 2021. Our two newest directors, Messrs. Abney and Dudley, are exceptional leaders with proven track records and experience in complex global business, including corporate governance, sustainability, extractives industry experience, supply chain resilience and logistics, and a wide range of other matters relevant to the company. These additions to our board are consistent with our objective to have a board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our global business and a focus on value and sustainability for the benefit of all stakeholders. Our director recruitment efforts are ongoing with the assistance of the search firm and further additions to the board are anticipated. The committee continues to emphasize the importance of diversity and in accordance with our board diversity policy, has instructed the firm to include women and persons of ethnic and racial diversity in the pool of candidates.

Director Nominee Highlights (page 24)

Name and Principal Occupation	Age	Director Since	Independent	Committee Memberships(*)				Other Public Company Boards(**)
				Audit	Comp.	Governance	Corporate Responsibility
David P. Abney Retired Chairman of the Board and Chief Executive Officer United Parcel Service, Inc.	65	2021	✓					2
Richard C. Adkerson Chairman of the Board and Chief Executive Officer Freeport-McMoRan Inc.	74	2006						0
Robert W. Dudley Retired Group Chief Executive BP, p.l.c.	65	2021	✓					2
Lydia H. Kennard President and Chief Executive Officer KDG Construction Consulting	66	2013	✓	✓		Chair	✓	3
Dustan E. McCoy(***) Retired Chairman and Chief Executive Officer Brunswick Corporation	71	2007	✓	✓	Chair		✓	2
John J. Stephens Retired Senior Executive Vice President and Chief Financial Officer AT&T Inc.	61	2019	✓	Chair				0
Frances Fragos Townsend Executive Vice President of Corporate Affairs Activision Blizzard	59	2013	✓		✓		Chair	1

All information current as of the record date, April 12, 2021.

(*)

As previously disclosed, Mr. Ford will retire as a director effective as of the date of our 2021 annual meeting. Messrs. Abney and Dudley have not yet been assigned to any committees as our board is currently in the process of reviewing committee assignments.

(**)

As publicly disclosed, Mr. Abney has notified Macy’s, Inc. that he does not intend to stand for re-election to Macy’s board at the company’s annual meeting being held on May 21, 2021. Also, as publicly disclosed, Mr. Dudley is a nominee for election to the board of LyondellBasell Industries N.V. at the company’s annual meeting to be held on May 28, 2021.

(***)	Mr. McCoy serves as our lead independent director.

Freeport-McMoRan  |  2021 Proxy Statement    3

Our director nominees represent a range of tenures and overall experience, which contributes to a variety of perspectives and facilitates transition of institutional knowledge from longer-serving members to newer members of our board. We believe this balanced composition is in the best interest of our company and our stockholders, as our industry and strategic initiatives often have prolonged lifecycles, and it is therefore helpful to have seasoned directors who are familiar with our company and can draw on past experience and expertise balanced with newer directors who bring fresh perspectives. Our governance committee remains committed to an ongoing review of the board’s composition to ensure that we continue to have the right mix of skills, background, diversity and tenure to position the company for long-term success.

The above statistics are calculated as of the record date, April 12, 2021 with respect to our director nominees.

Diverse Experience, Qualifications, Attributes and Skills
✓	Senior Leadership Experience	✓	Natural Resources, Mining, Metals Industry Experience	✓	International Business/Global Affairs
✓	Sustainability	✓	Operational Management/Risk Management	✓	Accounting/Financial Expertise
✓	Government, Legal and/or Regulatory Compliance	✓	Public Company Board Experience	✓	Capital Markets/Banking

Executive Compensation Highlights (page 28)

• In response to the COVID-19 pandemic, our two most senior executives voluntarily agreed to reduce their 2020 base salaries by 25% and further agreed to take 90% of the reduced salaries in the form of restricted stock units (RSUs) instead of cash to help preserve liquidity.

• A majority of our executive officers’ target direct compensation is at risk and requires measurable performance and increases in stock price under our annual incentive (AIP) and long-term incentive (LTIP) programs.

o   No adjustments to our AIP or LTIP performance targets or results; AIP awards for 2020 earned at 143.9% of target based on performance metrics, but management recommended and the compensation committee exercised negative discretion to reduce the payouts to 125% of target in part due to our COVID-19 related cost reductions.

o   Payout of 2018 performance share units (PSUs) in early 2021 at 116% of target based on achievement of long-term performance metrics.

• AIP uses financial, operational and ESG metrics to measure performance.

• 100% of our CEO’s 2020 LTIP award was performance-based: 67% PSUs (with payout based on achievement of return on investment (ROI) metrics with a total stockholder return (TSR) modifier) and 33% stock options (with ultimate value dependent on increases in stock price).

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Corporate Governance Highlights (page 10)

We are committed to effective corporate governance that is informed by and promotes the long-term interests and rights of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our commitment to good corporate governance is evidenced by the following practices:

Board Structure and Governance

✓ Active board oversight of risk

✓ Lead independent director of the board with defined and robust responsibilities

✓ Highly independent and diverse board and fully independent committees

✓ Demonstrated board refreshment and diversity

✓ Board diversity policy

✓ Limitations on additional public company board and committee service, including a limitation on audit committee service for members of our audit committee

✓ Annual board and committee performance evaluations via one-on-one interviews with lead independent director

✓ Regular executive sessions

Stockholder Rights and Engagement

✓  Stockholder proxy access

✓  Majority voting for directors

✓  Stockholder right to call special meetings (15%)

✓  Stockholder right to act by written consent

✓  Robust stockholder engagement program with history of responsiveness to stockholders

Sustainability

✓  Established climate strategy and 2030 GHG emissions reduction target for the Americas

✓  Long-standing commitment to sustainable and responsible production

✓  Formalized standalone Inclusion and Diversity Policy

✓  Committed to report ESG disclosures in alignment with SASB and TCFD frameworks

✓  Active leadership role in development of Global Industry Standard on Tailings Management

Stock Ownership

✓  Stock ownership guidelines of 6x base salary for our CEO

✓  Stock ownership guidelines of 5x annual fee (currently $125,000) for non-management directors

✓  Stock ownership guidelines of 3x base salary for our other executive officers

Freeport-McMoRan  |  2021 Proxy Statement    5

STAKEHOLDER ENGAGEMENT

We maintain an ongoing, proactive and expansive stakeholder engagement program. Direct engagement with our stockholders is a critical pillar of this program. Our board and management have a history of engaging with stockholders and incorporating feedback into their decision-making processes. We also maintain dialogue and gather input from our broader group of stakeholders including governmental organizations and NGOs, customers and the communities in which we operate. The board’s corporate responsibility committee and management’s sustainability development leadership team provide oversight of our engagement efforts.

We received positive feedback regarding our enhanced ESG disclosures and our commitment to report in alignment with SASB and TCFD frameworks.

Goals of Engagement
✓	Foster mutual understanding, trust and cooperation with our broad range of stakeholders
✓	Understand changing needs and expectations of stakeholders through ongoing, constructive and proactive engagement
✓	Strengthen our company by discussing topics that matter to stakeholders
✓	Incorporate feedback from engagements into boardroom and management decision-making
✓	Effectuate continuous evolution of our governance framework and compensation practices
✓	Share information about our strategy, practices and performance
✓	Reduce sustainability-related risks and continue to deliver positive contributions to society

Additional Stakeholder Engagements in 2020

• Proxy advisory firms

• Sustainability analyst/ratings firms

• NGOs

• Governmental institutions/agencies

• Financial institutions

• Industry groups

• Civil society organizations

• Local and regional community stakeholders

• Development institutions

• Downstream customers

Participants included our compensation committee chair who is also a member of our corporate responsibility committee, as well as senior management, including our CEO, president and chief financial officer (CFO), and members from our investor relations, corporate secretary, and ESG teams.

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SUSTAINABILITY

Freeport-McMoRan is a leading responsible copper producer. We are committed to meeting the highest standards of environmental stewardship across our operations, respecting human rights in all of our business practices and prioritizing the health, safety and well-being of our workforce and host communities where we operate. We recognize that the long-term success of the company and sustainable value creation are dependent on effective management, integration and governance of key ESG matters.

Our focus on responsible copper production is visible in everything we do, driven by our core values of safety, respect, integrity, excellence and commitment. Our values represent who we are and how we work – everyone, everywhere and every day.

By supplying responsibly produced copper, we are proud to be a positive contributor to the world well beyond our own operational boundaries.

Board Oversight and Management of Sustainability

The corporate responsibility committee (CRC), on behalf of the board, is responsible for providing advice, recommendations and oversight to the company’s management team on environmental and social matters. The CRC regularly reviews the effectiveness of management’s strategies, programs and policy implementation with respect to safety and health, responsible production frameworks, tailings management and stewardship, climate change, water stewardship, biodiversity, waste management, human capital management (including inclusion and diversity initiatives), human rights, stakeholder relations, social performance and Indigenous Peoples, responsible sourcing, and political activity and spending practices. During 2020, the CRC met three times and a member of the CRC participated directly in several stockholder engagement calls to solicit feedback on our sustainability programs and practices. Additionally, the audit committee and the governance committee conduct oversight of certain key ESG matters. The audit committee conducts oversight of global compliance, information technology security and cybersecurity. The governance committee conducts oversight of corporate governance practices and procedures.

Selected Topics Discussed during 2020 CRC Meetings
✓	COVID-19 response and human capital management	✓	Investor feedback on ESG, including expectations on climate change and SASB/TCFD reporting	✓	Indigenous Peoples and cultural heritage engagement programs
✓	Workforce safety and health (performance, incident review and corrective actions, and policy update)	✓	Human rights policy and program, including annual adoption of UK Modern Slavery Act Statement and adoption of a Responsible Sourcing of Minerals Policy	✓	Existing environmental programs and policies and potential opportunities for improvement; new 2019 climate and water reports
✓	Tailings management and the company’s leadership in the International Council on Mining & Metals’ (the ICMM) role as a co-convener of the Global Industry Standard on Tailings Management	✓	Progress on inclusion and diversity initiatives, including adoption of standalone Inclusion and Diversity Policy	✓	Social investment and charitable contributions; political spending

Our chairman and CEO has ultimate responsibility for the company’s sustainability performance. Executive officers are held accountable for the company’s sustainability performance through the company’s performance-based AIP. In 2020, ESG metrics collectively accounted for 25% of the AIP (15% safety and 10% sustainability). See “Executive Compensation – Compensation Discussion and Analysis – Principal Components of Executive Compensation” for more information.

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2020 Sustainability Highlights

Sustainability Program Aligns with International Best Practices

In 2020, we continued to focus on enhanced ESG transparency with the publication of an expanded sustainability report including more comprehensive five-year data and our inaugural climate report, a new water report and a new Organisation for Economic Co-operation and Development (OECD) Step 5 Report. We further enhanced our disclosures by preparing our 2020 Annual Report on Sustainability in accordance with the SASB standards for our industry, as well as the Global Reporting Initiative (GRI) Standards Core option and the G4 Mining and Metals Sector supplement. We also accelerated the timing of the publication of our 2020 Annual Report on Sustainability to align with the publication of this proxy statement to provide the latest available ESG disclosures. Our 2020 Annual Report on Sustainability, which we have published annually since 2001, is available on our website at fcx.com under “Sustainability – Reports and Documents” and is independently assured. Our 2019 Climate Report, 2019 Water Report and OECD Step 5 Reports are also available on our website at fcx.com under “Sustainability – Reports and Documents.”

In 2020, we also committed to the Copper Mark, a new, comprehensive assurance framework that promotes responsible production practices and demonstrates the industry’s contribution to the United Nations Sustainable Development Goals. It is the first and only framework developed specifically for the copper industry and enables each site to demonstrate to customers, investors, final manufacturers and other stakeholders their responsible production performance. To date, six of our sites have been validated by the Copper Mark including our Cerro Verde mine in Peru, El Abra mine in Chile, Atlantic Copper smelter and refinery in Spain, Morenci mine and Miami smelter in Arizona and El Paso refinery in Texas. We have plans to validate all of our copper producing sites against the Copper Mark requirements.

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Climate Change

In 2020, we published our inaugural climate report, established our first GHG emissions reduction target for the Americas and committed to aligning our climate strategy and related disclosures with the recommendations of the TCFD in the coming years. We formalized our climate change strategy, founded on three pillars:

PILLAR 1: REDUCTION	PILLAR 2: RESILIENCE	PILLAR 3: CONTRIBUTION
We strive to manage, mitigate and reduce our GHG emissions where possible. As a first step, we have established our first public target to reduce our GHG emissions by 15% per metric ton of copper cathode produced in the Americas by 2030, compared with our 2018 baseline.	We strive to enhance our resilience to the physical and transition risks associated with climate change for our operations, host communities and local stakeholders by working proactively to analyze and prepare for extreme weather events, water stress and other climate change impacts.	We strive to be a positive contributor beyond our operational boundaries by responsibly producing copper and molybdenum for the energy transition, including collaborating with partners in our value chain.

Later in 2021, we plan to publish an updated climate report that will include a summary of the results and recommendations from our global climate scenario analysis, which is currently underway and in line with recommendations from TCFD. We also plan to provide an update on the progress on our climate strategy. To learn more about our climate change efforts in 2020 and our plans moving forward, please refer to our 2020 Annual Report on Sustainability and our 2019 Climate Report available on our website at fcx.com under “Sustainability – Reports and Documents.”

Inclusion and Diversity

To support our workforce transformation, engagement and ongoing talent development, we strengthened our Human Resources department in 2020 and established two new positions: chief human resources officer and vice president – transformation and organizational development, which maintain specific responsibility for inclusion and diversity efforts.

We are committed to fostering a culture that is inclusive and representative of the communities where we operate. In 2020, as part of our broader organizational development efforts, we made several advancements aimed at refocusing and strengthening the governance, resourcing and strategic direction of our global inclusion and diversity program, including the following:

•	Established a dedicated Human Resources team to focus solely on inclusion and diversity initiatives

•

Formalized and published a new standalone Inclusion and Diversity Policy to specifically outline our expectations for behavior for promoting an inclusive culture and workforce, available in local languages on our website at fcx.com under “Sustainability – Our Approach – Policies and Practices”

•

Created a cross-functional Inclusion and Diversity Steering Committee, sponsored by our president and CFO and includes senior representatives from Human Resources, Legal, Operations, Administration and Finance teams. The committee meets on a quarterly basis to help guide the strategy and direction of our Inclusion and Diversity team

As part of ongoing efforts to support our understanding, tracking, and transparency of inclusion and diversity within our employee population, we disclosed additional metrics in our 2020 Annual Report on Sustainability. Our 2020 consolidated North America diversity metrics are in line with the categories set forth by the United States Equal Employment Opportunity Commission.

To learn more about our inclusion and diversity efforts in 2020 and our plans moving forward, please refer to our 2020 Annual Report on Sustainability available on our website at fcx.com under “Sustainability – Reports and Documents.”

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CORPORATE GOVERNANCE

Corporate Governance Guidelines; Principles of Business Conduct

We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of policy and decision-making at both the board and management levels.

We are committed to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct highlight the core values on which our company has built its reputation – safety, respect, integrity, excellence and commitment. Our principles of business conduct provide guidance for the application of these values to our business and define the expected behavior of all of our employees and our board.

Board Leadership Structure

The board believes it is important to retain flexibility to determine its leadership structure based on the composition of the board, management team and business conditions at the time, recognizing that the needs and opportunities of the company may change over time. While our by-laws and corporate governance guidelines do not require our chairman of the board and CEO positions to be separate, these positions were separate at our company from 2003 until recently. In February of 2021, our former non-executive chairman, Mr. Ford, announced his intention to retire as a director effective upon the expiration of his current term at the annual meeting. In connection with his announcement, Mr. Ford also stepped down from his position as non-executive chairman of the board.

With Mr. Ford’s planned retirement, our board considered the relative benefits of combining the chairman and CEO positions versus retaining separate roles with an independent chairman in our current environment. After considering the perspectives of our independent directors, views of our stockholders and recent governance trends, the board unanimously concluded that Richard C. Adkerson, our current CEO and a recognized business leader in the mining industry, would be best positioned to serve as our chairman of the board with Dustan E. McCoy serving as lead independent director, with clearly defined responsibilities.

Mr. Adkerson brings to the chairman role his decades of industry and operational experience, vision for the company’s long-term strategy, connectivity to our global workforce and strong relationships with our stakeholders, all of which are important in light of the ongoing COVID-19 pandemic, the continued ramp-up of underground mining at PT Freeport Indonesia (PT-FI) and the prioritization of the company’s long-term development opportunities during 2021. Mr. McCoy’s appointment as lead independent director enhances the strong independent oversight function of the board, which is composed exclusively of independent directors (other than Mr. Adkerson), all of whom are highly qualified and experienced.

The board believes this governance structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors and is in the best interest of the company and its stockholders at this time.

Responsibilities of Chairman of the Board(*)		Responsibilities of Lead Independent Director
✓	Presides at meetings of the board, and, unless another person is designated, meetings of stockholders	✓

Presides at meetings of the board at which the executive chairman is not present, including executive sessions of the independent directors, and serves as a liaison between the chairman and independent directors

✓	Oversees the management, development and functioning of the board	✓	Authorized to call meetings of the independent directors and, if requested by significant stockholders, available for consultation and direct communication with such stockholders
✓	Plans and organizes the schedule of board meetings and establishes the agendas for board meetings	✓	Approves information sent to the board, agendas and schedules for meetings of the board to assure there is sufficient time for discussion

(*) At all times during which the chairman of the board is an executive chairman, these responsibilities will be carried out with the input and concurrence of the lead independent director.

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Board Refreshment

In accordance with our corporate governance guidelines, the governance committee reviews annually the composition and size of the board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets and experience on our board. Our board currently consists of eight members, seven of whom the board has affirmatively determined are independent. Each of our current directors has been nominated to stand for re-election at our 2021 annual meeting, except for Mr. Ford who has expressed his intention to retire as a director effective upon the expiration of his current term at the annual meeting. Since 2019, we have added three new independent directors to the board.

In 2019, our governance committee initiated a robust director search process in response to feedback obtained during our annual board evaluation process. To facilitate this process, the governance committee engaged an independent global search firm to assist with identifying, evaluating and recruiting a diverse pool of potential director candidates. This search process has resulted in the appointment of three new independent directors to the board since 2019: John J. Stephens in October 2019 and, most recently, David P. Abney and Robert W. Dudley in April 2021. Our two newest directors, Messrs. Abney and Dudley, are exceptional leaders with proven track records and experience in complex global business, including corporate governance, sustainability, extractives industry experience, supply chain resilience and logistics, and a wide range of other matters relevant to the company. These additions to our board are consistent with our objective to have a board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our global business and a focus on value and sustainability for the benefit of all stakeholders. Our director recruitment efforts are ongoing with the assistance of the search firm and further additions to the board are anticipated. The committee continues to emphasize the importance of diversity and in accordance with our board diversity policy, has instructed the firm to include women and persons of ethnic and racial diversity in the pool of candidates.

Director Nominations and Qualifications

The governance committee seeks to have a board that represents a diverse range of perspectives and experiences relevant to our company. In evaluating the suitability of potential director nominees, the governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including the following:

✓	personal and professional integrity	✓	corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment
✓	general understanding of our industry
✓	educational and professional background	✓	the ability and willingness to work cooperatively with other members of the board and with senior management and to devote adequate time to duties of the board
✓	independence
✓	diversity

The governance committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best advance the long-term success of the business, be effective directors in conjunction with the full board and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

The board recognizes and embraces diversity and is actively committed to inclusion and diversity in the boardroom. Our board diversity policy is set forth in our corporate governance guidelines. When evaluating the diversity of potential director nominees, the governance committee considers a broad range of diversity, including diversity in terms of professional experience, skills and background, as well as diversity of gender, race and ethnicity. Further, as set forth in the corporate governance guidelines, when conducting searches for new directors, the governance committee includes qualified female and racially and/or ethnically diverse individuals in the pool of candidates.

In the event that vacancies on our board are anticipated or otherwise arise, the governance committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, will be equally considered on the basis of the criteria set forth above.

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Succession Planning for Senior Executives

The board is focused on ensuring that the company has emergency and long-term succession plans in place for key senior executive positions. The independent directors of the board are responsible for overseeing the company’s succession planning process for our CEO and other key senior executives and annually review the company’s succession plans for all key senior executives with input from the CEO.

Emergency Succession Plan

•

In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.

•	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

Long-Term Succession Plan

•	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.

•

The planning process includes a discussion of internal succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

•	The company’s short- and long-term business strategy will be considered when evaluating internal succession candidates and their skills.

In 2020, all of the directors met in executive session to review the company’s emergency and long-term succession plans. In the event that the succession plan is triggered for any key senior executives, the full board would participate in the discussion and consideration of any action with a final decision to be made by the independent directors of the board.

Board’s Role in Oversight of Strategy and Risk Management

The board is deeply engaged and involved in overseeing our strategy and takes an active role in risk oversight.

•

The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

•	The board as a whole is responsible for risk oversight at the company, with reviews of certain areas being conducted by the relevant board committees that regularly report to the full board.

•

In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company, including financial, international, operational, social and environmental risks.

The board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our lead independent director regularly meets and discusses with our chairman and CEO on a variety of matters, including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly-scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or other matters.

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The chart below provides an overview of the allocation of risk management responsibilities among the board committees.

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Board Committees

The board has four standing committees: audit, compensation, governance and corporate responsibility, each of which is composed entirely of independent directors and regularly reports to the full board. Each committee also operates under a written charter adopted by the board. See “Corporate Governance – Availability of Corporate Governance Documents” for more information.

Audit Committee
Meetings in 2020: 4

Primary Responsibilities

Assists the board in its oversight responsibilities relating to:

•   the effectiveness of the company’s internal control over financial reporting

•   the integrity of the company’s financial statements

•   the company’s compliance with legal and regulatory requirements

•   the qualifications and independence of the company’s independent registered public accounting firm

•   the performance of the company’s independent registered public accounting firm and internal audit firm

See “Audit Committee Report” for additional information.

2020 Meeting Attendance: 94%
Current Committee Members(*) John J. Stephens, Chair ∎ Gerald J. Ford(*)∎ Lydia H. Kennard Dustan E. McCoy ∎ = Financial Expert Committee consists of four independent directors.

Compensation Committee
Meetings in 2020: 6 (includes 3 special meetings)

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities by:

•   discharging the board’s responsibilities relating to compensation of the company’s executive officers

•   overseeing the form and amount of director compensation

•   administering the company’s cash-based and equity-based incentive compensation plans

See “Executive Officer Compensation – Compensation Committee Report” and “Corporate Governance – Compensation Committee Procedures” for more information.

2020 Meeting Attendance: 100%
Current Committee Members(*) Dustan E. McCoy, Chair Frances Fragos Townsend Committee consists of two independent directors.

Governance Committee

Meetings in 2020: 2

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities by:

•   identifying and formally considering and recommending to the board, candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly-created directorships

•   monitoring the composition of the board and its committees and making formal recommendations to the board on membership of the committees and committee structure

•   maintaining the corporate governance guidelines and overseeing the company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the documents, policies and procedures in the company’s corporate governance framework

•   reviewing and, as necessary, making recommendations to the board with respect to stockholder proposals

•   evaluating the effectiveness of the board, its committees and management

See “Corporate Governance” for more information.

2020 Meeting Attendance: 100%
Current Committee Members(*) Lydia H. Kennard, Chair Gerald J. Ford(*) Committee consists of two independent directors.

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Corporate Responsibility Committee

Meetings in 2020: 3 2020 Meeting Attendance: 100% Current Committee Members(*) Frances Fragos Townsend, Chair Lydia H. Kennard Dustan E. McCoy Committee consists of three independent directors.

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities with respect to the company’s environmental and social policies and implementation programs.

The company’s environmental and social programs focus areas include:

	• safety and health • responsible production frameworks • tailings management and stewardship • climate change • water stewardship • biodiversity • waste management	• human capital management • human rights • stakeholder relations, social performance and Indigenous Peoples • responsible sourcing • political activity and spending practices

See “Sustainability” for more information.

(*) As previously disclosed, Mr. Ford will retire as a director effective as of the date of our 2021 annual meeting. Messrs. Abney and Dudley have not yet been assigned to any committees as our board is currently in the process of reviewing committee assignments.

2020 Board Meetings and Attendance

11	2020 board meetings (including regular and special)	100%	2020 board meeting attendance

Directors are invited, but not required, to attend annual meetings of our stockholders. Ms. Townsend and Messrs. Adkerson and Stephens attended our 2020 annual meeting of stockholders.

Board and Committee Independence; Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the governance committee, our board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board makes the same determination. In making its recommendation to the board, the governance committee, with assistance from the company’s legal counsel, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the company, management, the independent registered public accounting firm and the internal audit firm. In its review of director independence, the governance committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company, management, the independent registered public accounting firm and the internal audit firm.

Our board has affirmatively determined that all current directors (other than Mr. Adkerson) have no material relationship with the company and are independent according to the New York Stock Exchange (NYSE) listing standards and within the meaning of our director independence standards, which meet, and in some instances exceed, the independence requirements of the NYSE. The board also has determined that each of the members of the audit, compensation, governance, and corporate responsibility committees has no material relationship with the company and satisfies the independence criteria (including the enhanced qualifications with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and U.S. Securities and Exchange Commission (SEC) rules. In addition, the board has determined that each of Messrs. Ford and Stephens qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

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Compensation Committee Procedures

The compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and AIP and LTIP criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plan. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the company to material risks. In addition, the compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

The compensation committee engages an independent compensation consultant to advise it on matters related to executive and director compensation. Please refer to the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” for more information related to the independent compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

Limitation on Additional Board and Committee Service

It is the expectation of the board that every member devotes the significant time and attention necessary to fulfill their duties as a director. Our corporate governance guidelines establish the following limits on our directors serving on public company boards and audit committees:

Director Category	Limit on public company board and committee service, including FCX
All directors	4 boards
Directors who serve on our audit committee	3 audit committees

The governance committee may approve exceptions to these limitations under certain circumstances. Service on boards or committees of other organizations should be consistent with the company’s conflict of interest standards. Additionally, directors are expected to advise the chairman of the board, the lead independent director and the chair of the governance committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

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Board and Committee Evaluation Process

Our board and each of its committees have a robust annual self-evaluation process to ensure that they are performing effectively and in the best interests of the company and its stockholders. The governance committee oversees this annual performance evaluation process. The governance committee periodically reviews the evaluation process and revises as appropriate. In 2020, like in previous years, the multi-step evaluation process was conducted using written board and committee self-assessment questionnaires. However, in March 2021, following a review of the evaluation process by the lead independent director and the new chair of the governance committee, the format of the evaluation process was changed from written board and committee self-assessment questionnaires to one-on-one director discussions conducted by the lead independent director. The board will use the revised multi-step process as summarized in the chart below for the 2021 evaluation process.

Director Candidates Submitted by Stockholders

Non-Proxy Access Nominations

The governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter from the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any non-proxy access nomination must be in writing and received by our corporate secretary at our principal executive office no later than March 10, 2022. If the date of next year’s annual meeting is moved to a date more than 90 days after or more than 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 90 days prior to the date of the 2022 annual meeting or 10 days following the public announcement of the date of the 2022 annual meeting. Any stockholder submitting a non-proxy access nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and address (as they appear on the company’s books) of the nominating stockholder and number of shares directly or indirectly beneficially owned by such stockholder, and (c) all other information required by our by-laws. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

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Proxy Access Nominations

Our by-laws also contain a proxy access provision approved by our stockholders in 2016 that permits the following:

A stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting

Can nominate and include in the company’s proxy materials stockholder nominees for election to the board constituting the greater of (a) two stockholder nominees or (b) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws

Any director nomination pursuant to our proxy access by-law must be in writing and received by our corporate secretary at our principal executive office no later than December 23, 2021. If the date of next year’s annual meeting is moved to a date more than 30 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 180 days prior to the date of the 2022 annual meeting or 10 days following the public announcement of the date of the 2022 annual meeting. Any stockholder submitting a nomination under our proxy access by-law procedures must comply with the procedure, notice and information requirements in Article IV, Section 12 of our by-laws. Nominations made pursuant to our proxy access by-law should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

The board believes that senior management speaks for the company. Individual board members may, from time to time, meet or otherwise communicate with the company’s stakeholders at the request of the board or senior management in compliance with applicable policies. Stockholders or other interested parties may communicate directly with one or more members of the board including the lead independent director, or the independent directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors (or the name of the individual director or directors), 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the lead independent director of the board or the appropriate director or directors for response.

Availability of Corporate Governance Documents

Principles of Business Conduct	Audit Committee Charter	Compensation Committee Charter	Governance Committee Charter	Corporate Responsibility Committee Charter	Corporate Governance Guidelines	Director Independence Standards

Stockholders may view our audit, compensation, governance and corporate responsibility committee charters on our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters.” Stockholders may view our corporate governance guidelines (including our director independence standards set forth in Appendix A to our corporate governance guidelines) and principles of business conduct on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.” These documents are available in print upon request. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website. Information on our website is not and should not be considered a part of this proxy statement.

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STOCK OWNERSHIP

Director and Executive Officer Stock Ownership Guidelines

To promote greater alignment with our stockholders and reinforce the importance of stock ownership and long-term focus, we have stock ownership guidelines applicable to our non-management directors and executive officers.

6x base salary for CEO	5x annual fee (currently $125,000) for non-management directors	3x base salary for other executive officers

The value of the stock ownership is calculated based on the three-year trailing average month-end stock price. Shares of our common stock currently owned and not pledged, including shares issuable upon the vesting of outstanding time-vested RSUs and shares held in employee benefit plans and individual retirement accounts, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Common stock underlying PSUs and other performance-based equity awards will not be counted towards the target ownership level until such shares are earned and issued, nor will shares owned on behalf of a spouse or children.

Until the target ownership level is met, executive officers shall retain 50% of the net, after-tax shares of FCX common stock received in connection with any equity-based awards granted by FCX, and non-management directors shall retain 100% of the shares of FCX common stock they receive in connection with any equity-based awards granted by FCX. Once the target ownership level is met, such executive officers and non-management directors are free to sell FCX shares in accordance with the requirements of FCX’s Insider Trading Policy, as applicable, provided their holdings do not fall below the target ownership level. If, after achieving the applicable target level of ownership, an executive officer or non-management director subsequently falls out of compliance with these guidelines (including as a result of a decline in our stock price), the applicable retention requirement described above will once again apply. As of the record date, our executive officers and all of our non-management directors, except for our newest directors, Messrs. Abney and Dudley, who joined the board in April 2021, and Mr. Ford, who will retire as a director effective as of the date of our 2021 annual meeting, exceeded their target ownership levels.

Stock Ownership of Directors and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

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The table below shows the amount of our common stock beneficially owned as of April 12, 2021, by each of our current directors, our director nominees, our named executive officers (NEOs), and our current executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)		Percent of Class (3)
David P. Abney**	—	—	—	—		*
Richard C. Adkerson	3,334,117	3,074,167	1,000,000	7,408,284	(5)	*
Harry M. “Red” Conger, IV (4)	82,000	645,667	—	727,667		*
Robert W. Dudley**	—	—	—	—		*
Gerald J. Ford	3,422	30,800	18,200	52,422		*
Lydia H. Kennard	83,800	—	18,200	102,000		*
Dustan E. McCoy	33,500	20,000	95,300	148,800		*
Kathleen L. Quirk	1,177,066	1,486,834	—	2,663,900		*
John J. Stephens	63,780	—	18,200	81,980	(6)	*
Frances Fragos Townsend	70,970	—	32,100	103,070		*

Current directors and executive officers as a group (9 persons) (4)	4,766,655	4,611,801	1,182,000	10,560,456		*

*         Ownership is less than 1%.

**       Recently appointed to the board in April 2021.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of RSUs, and the termination of deferrals on previously vested RSUs.

(2)

In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested PSUs, which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs (Target level)
David P. Abney	700	—
Richard C. Adkerson	109,000	1,072,000
Harry M. “Red” Conger, IV	—	235,500
Robert W. Dudley	700	—
Gerald J. Ford	—	—
Lydia H. Kennard	—	—
Dustan E. McCoy	—	—
Kathleen L. Quirk	122,833	415,000
John J. Stephens	—	—
Frances Fragos Townsend	—	—

Current directors and executive officers as a group (9 persons)	233,233	1,487,000

See “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis,” and the “2020 Grants of Plan-Based Awards” for more information.

(3)	Based on 1,464,599,416 shares of our common stock outstanding as of April 12, 2021.

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(4)

Mr. Conger, who was an NEO during 2020, retired from the company effective September 1, 2020. Accordingly, Mr. Conger’s shares are not included in the total holdings of our directors and executive officers as a group.

(5)

Includes (a) 192,330 shares held in his individual retirement account (IRA); (b) 555,518 shares held in trusts and (c) 476,980 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in December 2013, which Mr. Adkerson will receive six months after his retirement and which were fully vested at grant.

(6)	Includes 45,000 shares held by a family limited partnership.

Hedging and Pledging Policies

Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

Stock Ownership of Certain Beneficial Owners

The table below shows persons known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock as of April 12, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	152,716,254 (2)	10.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	121,742,573 (3)	8.3%

(1)	Based on 1,464,599,416 shares of our common stock outstanding as of April 12, 2021.

(2)

Based on Amendment No. 6 to Schedule 13G filed with the SEC on February 10, 2021, by The Vanguard Group on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2020. The Schedule 13G/A reflects 146,580,187 shares held with sole dispositive power, 6,136,067 shares held with shared dispositive power, 2,297,837 shares held with shared voting power and no shares held with sole voting power.

(3)

Based on Amendment No. 11 to Schedule 13G filed with the SEC on February 5, 2021, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2020. The Schedule 13G/A reflects 121,742,573 shares held with sole dispositive power, 109,867,756 shares held with sole voting power and no shares held with shared dispositive or voting power.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

In February of 2021, our former non-executive chairman, Mr. Ford, announced his intention to retire as a director effective upon the expiration of his current term at the annual meeting, at which time the size of the board will decrease to seven directors. We are immensely thankful to Mr. Ford for his leadership, legacy of service, and leading independent oversight by our board.

Upon the recommendation of the governance committee, the board has nominated seven directors for election at our 2021 annual meeting to hold office until our next annual meeting and the election of their successors. All of the nominees currently serve as directors of the company. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the board or the board may reduce its size.

Our director nominees represent a range of tenures and overall experience, which contributes to a variety of perspectives and facilitates transition of institutional knowledge from longer-serving members to newer members of our board. We believe this balanced composition is in the best interests of our company and our stockholders, as our industry and strategic initiatives often have prolonged lifecycles, and it is therefore helpful to have seasoned directors who are familiar with our company and can draw on past experience and expertise balanced with newer directors who bring fresh perspectives. The experience, qualifications, attributes and skills that led the board to conclude that each of the nominees should serve as a director for the company are set forth in the table and bios on the following pages.

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2021 Director Nominees Skills Matrix and Demographics

Experience, Qualifications, Attributes and Skills	Why is this important to FCX?
Senior leadership experience	Broad experience in senior leadership positions, including managing a global business, provides informed and practical insights in developing and implementing business strategy, maintaining effective, sustainable and safe operations, and driving growth in order to achieve our strategic goals.	✓	✓	✓	✓	✓	✓
Accounting/ financial expertise	Experience as an accountant, auditor, financial advisor or other similar experience is critical to oversight of the preparation and audit of our financial statements and compliance with various related regulatory requirements and standards.		✓		✓		✓
Public company board experience	Directors who serve or have served on the boards and board committees of other public companies demonstrate a deep understanding of risk oversight, corporate governance standards and best practices of public company boards and board committees.	✓	✓	✓	✓	✓		✓
Operational management/risk management	Experience in operational matters and requirements assists the board in understanding the issues that the company may face in its global activities and operations, environmental management, risk management, strategic planning, cybersecurity and labor relations.	✓	✓	✓	✓	✓	✓
International business/global affairs	Experience in international business/global affairs or experience related to global economic trends yields an understanding of geographically diverse business environments, regulatory matters, economic conditions and cultural perspectives that informs our global business and strategy and enhances our international operations.	✓	✓	✓		✓	✓	✓
Natural resources, mining, metals industry experience	Natural resources, mining, metals or other extractives industry experience assists in understanding our business drivers, operations, key performance indicators and competitive environment.		✓	✓		✓
Capital markets/ banking	Experience overseeing capital markets and banking transactions provides the knowledge and skills necessary to evaluate and oversee the company’s design and implementation of financing and capital allocation strategies.	✓	✓			✓	✓
Sustainability	Sustainability experience supports our commitment to meeting the highest standards of environmental stewardship across our operations, respecting human rights in all of our business practices, and prioritizing the health, safety and well-being of our workforce and host communities where we operate.	✓	✓	✓	✓	✓		✓
Government, legal and/or regulatory compliance	Government, legal and regulatory compliance experience offers valuable insight into the impact of laws, rules, regulations, and other governmental actions and decisions on our company and our industry.		✓		✓	✓	✓	✓

Demographics

Tenure (Years)		0.0	14.5	0.0	7.3	14.0	1.5	7.3

Age (Years)		65	74	65	66	71	61	59

Gender (Male/Female)		M	M	M	F	M	M	F

Race/Ethnicity

African American/Black (Not Hispanic or Latino)					✓

White (Not Hispanic or Latino)		✓	✓	✓		✓	✓	✓

All information current as of the record date, April 12, 2021.

See “Corporate Governance – Director Nominations and Qualifications” for more information.

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Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast, meaning a candidate for director is elected if the votes in favor of his or her election exceed the votes against his or her election. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes will be elected.

In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. The governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the governance committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Board of Directors’ Recommendation on Proposal No. 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Information About Director Nominees

Included below is certain information current as of the record date, April 12, 2021, with respect to the director nominees, including information regarding business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that led the governance committee and the board to determine that such person should be nominated at our 2021 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

David P. Abney (Independent)	Age: 65	Director Since: 2021

       Retired Chairman and Chief Executive
       Officer of United Parcel Service, Inc.

       Current Public Company Directorships

       •     Macy’s, Inc. (until May 21, 2021) (*)

       •     Northrop Grumman Corporation

        Former Public Company Directorships

       •     United Parcel Service, Inc.

       •     Johnson Controls International plc

        (*) As publicly disclosed, Mr. Abney has         notified Macy’s, Inc. that he does not intend         to stand for re-election to Macy’s board at         the company’s annual meeting being held on         May 21, 2021.

Business Experience

Retired Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS), a multinational package delivery and supply chain management company. Chairman of the Board of Directors of UPS since 2016 and CEO of UPS since 2014 until his retirement in 2020. Chief Operating Officer of UPS from 2007 to 2014. Senior Vice President and President of UPS International from 2003 to 2007. Mr. Abney began his career with UPS in 1974.

Skills and Qualifications

Mr. Abney brings extensive leadership and business experience to the board as the former Chairman and CEO of a complex, global enterprise with a large, labor-intensive workforce. His accomplished 46-year career at UPS included executive management roles in operations, international development, logistics, sustainability and engineering across all facets of the UPS global transportation network. He has significant expertise in international operations, global logistics and supply chain resilience as well as broad experience with talent management, leading global teams and overseeing sustainability driven change (including the transition to emerging technologies), making him highly qualified to serve on our board. He also brings with him public company board experience as well as nonprofit leadership experience. During his time as CEO of UPS, Mr. Abney also served on the Board of Directors of Catalyst, a global nonprofit working to advance women into senior leadership and board positions. Mr. Abney holds a B.S. in Business Administration from Delta State University.

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Richard C. Adkerson	Age: 74	Director Since: 2006

Chairman of the Board and Chief Executive Officer of Freeport- McMoRan Inc.	Business Experience
Chief Executive Officer of the company since December 2003. Chairman of the Board since February 2021, and Vice Chairman of the Board from May 2013 to February 2021. President of the company from January 2008 to February 2021 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Prior to joining the company in 1989, Partner and Managing Director in Arthur Andersen & Co. where he headed the firm’s global oil and gas industry services from 1979 to 1987, and headed the firm’s global public company accounting and audit practice from 1987 to 1988. Professional Accounting Fellow with the SEC and Presidential Exchange Executive from 1976 to 1978.
Skills and Qualifications
Mr. Adkerson is a recognized business leader in the mining industry, with decades of industry and operational experience, a vision for the company’s long-term strategy, connectivity to our global workforce, and strong relationships with our stakeholders, making him highly qualified to serve as Chairman of the Board of the company. As Chief Executive Officer, and previously as President, of our company, he has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders and in building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson currently serves as Chair of the ICMM, a position he also held from 2008 to 2011. Mr. Adkerson previously served on the Executive Board of the International Copper Association. Mr. Adkerson’s strong leadership skills and executive management experiences are instrumental in fostering strong relationships with business partners, key customers, suppliers and host governments, thereby enabling him to guide the company’s business strategy. He holds a B.S. in Accounting with highest honors and an M.B.A. from Mississippi State University and completed the Advanced Management Program at Harvard Business School.

Robert W. Dudley (Independent)	Age: 65	Director Since: 2021

        Retired Group Chief Executive of BP,
        p.l.c.

       Current Public Company Directorships

       •     LyondellBasell Industries N.V. (*)

       •     Rosneft OAO

       Former Public Company Directorships

       •     BP, p.l.c.

       (*) As publicly disclosed, Mr. Dudley is a        nominee for election at the LyondellBasell        Industries N.V. annual meeting to be held on        May 28, 2021.

Business Experience
Retired Group Chief Executive of BP, p.l.c., a British multinational oil and gas company, a position he held from 2010 until his retirement in 2020. President and Chief Executive Officer of BP’s Gulf Coast Restoration Organization in the United States during 2010. President and Chief Executive Officer of TNK-BP, a Russian oil and gas company, from 2003 to 2008. Group Vice President responsible for BP’s upstream business in Russia, the Caspian region, Angola, Algeria and Egypt from 2002 to 2003. Vice President for BP’s renewables and alternative energy activities from 2000 to 2002 and Executive Assistant to BP’s Group Chief Executive from 1999 to 2000. Mr. Dudley began his career with Amoco Corporation in 1979, working in a variety of engineering and commercial positions, including General Manager of Strategy from 1997 to 1999 when Amoco was acquired by BP.
Skills and Qualifications

Mr. Dudley brings over 40 years of leadership and business experience in engineering, commercial, strategic, international and executive roles to the board. His extractives industry experience, expertise in complex strategic issues and leadership role in advancing BP’s transition to a lower carbon economy provide valuable boardroom perspective regarding the challenges and opportunities associated with our business and our focus on value and sustainability for the benefit of all stakeholders. As Chairman of the Oil and Gas Climate Change Initiative and Chair of the Accenture Global Energy Board, he has a deep understanding of the importance of sustainability as we continue to focus on supplying responsibly produced copper. Mr. Dudley holds a B.S. in Chemical Engineering from the University of Illinois, a Masters in Management from Thunderbird School of Global Management (now part of Arizona State University), and an MBA from Southern Methodist University.

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Lydia H. Kennard (Independent)	Age: 66	Director Since: 2013

President and Chief Executive Officer of KDG Construction Consulting

Committees

•   Audit

•   Corporate Responsibility

•   Governance (Chair)

Current Public Company Directorships

•   Prologis, Inc.

•   Healthpeak Properties, Inc.

•   AECOM

Business Experience
President and Chief Executive Officer of KDG Construction Consulting, a construction and program management firm, from 2011 to present. Principal of KDG Aviation (formerly, Airport Property Ventures, LLC), a developer and operator of aviation facilities, from 2007 to present. Executive Director of Los Angeles World Airports, from 1999 to 2003, and again from 2005 to 2007. Member of the California Air Resources Board from 2004 to 2011.
Skills and Qualifications

Ms. Kennard’s over 40 years of executive and operational experience in aviation, construction management and real estate development enables her to contribute to the board her leadership skills and her critical insights into the operational requirements of a large public company. As a result of her former involvement with the California Air Resources Board, she is able to share her understanding of environmental management and pollution control matters, which is valuable in enhancing the board’s insight with respect to our company’s environmental policies and practices. She holds a B.A. in Urban Planning and Management from Stanford University, a Master in City Planning from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Dustan E. McCoy (Independent)	Age: 71	Director Since: 2007

Lead Independent Director of the
Board of Freeport-McMoRan Inc.;

Retired Chairman and Chief Executive Officer of Brunswick Corporation

Committees

•   Compensation (Chair)

•   Audit

•   Corporate Responsibility

Current Public Company Directorships

•   Louisiana-Pacific Corporation

•   YETI Holdings, Inc.

Business Experience
Retired Chairman and Chief Executive Officer of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards equipment, having held such positions from December 2005 to February 2016. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, Mr. McCoy served as Executive Vice President and as Senior Vice President, General Counsel and Corporate Secretary for Witco Corporation, a publicly traded specialty chemical products company. Prior to joining Witco, he served for 15 years as Associate Counsel for Ashland Oil Company.
Skills and Qualifications

Mr. McCoy’s significant leadership and management experience in his previous role as Chairman and Chief Executive Officer of Brunswick Corporation, his vast experience as a director of publicly traded companies, and his comprehensive knowledge of the company make him highly qualified to serve as our Lead Independent Director. Additionally, Mr. McCoy’s extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies makes him well-suited to serve on the board. Mr. McCoy has also had over 20 years of experience in the natural resources and extractive industry with Ashland Oil and as Chairman of the Board of a private quarry business. Mr. McCoy’s experience provides him with a broad understanding of the operational, financial and strategic issues facing large global mining companies, enabling him to chair our compensation committee and to provide valuable strategic advice to the board and management in advancing the company’s interests. He holds a B.A. in Political Science from Eastern Kentucky University and a J.D. from Salmon P. Chase College of Law at Northern Kentucky University.

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John J. Stephens (Independent)	Age: 61	Director Since: 2019
Retired Senior Executive Vice President & Chief Financial Officer of AT&T Inc. Committee • Audit (Chair)	Business Experience
Retired Senior Executive Vice President and Chief Financial Officer of AT&T Inc., a publicly traded, diversified global leader in telecommunications, media and entertainment, and technology, from June 2011 to March 2021. Senior Vice President and Controller of AT&T Inc. from June 2001 to June 2011, Vice President – Taxes from August 2000 to June 2001, Managing Director – Taxes from December 1995 to August 2000, and Director-Federal Taxes from 1992 to 1995. Prior to joining AT&T in 1992, he held a variety of roles in public accounting.
Skills and Qualifications

Mr. Stephens brings to the board over 35 years of accounting and finance expertise, including experience in matters of financial planning, corporate development, accounting and accounting policy, tax, auditing, treasury, investor relations, corporate real estate, business planning, and financial, operational, and regulatory reporting. His executive management experience in the oversight of a large, publicly traded company and his vast experience in financial and accounting matters, international business and affairs, mergers, acquisitions and other major corporate transactions enable him to provide valuable perspectives on operational, financial and strategic matters before the board. He holds a B.S.B.A. in Accounting from Rockhurst University and a J.D. from St. Louis University School of Law.

Frances Fragos Townsend (Independent)	Age: 59	Director Since: 2013

Executive Vice President for Corporate

Affairs at Activision Blizzard

Committees

•   Corporate Responsibility (Chair)

•   Compensation

Current Public Company Directorships

•   Chubb Limited

Former Public Company Directorship

•   Scientific Games Corporation

•   SciPlay Corporation

•   The Western Union Company

Business Experience
Executive Vice President for Corporate Affairs at Activision Blizzard (ATVI), a leading global developer and publisher of interactive entertainment, from December 2020 to present. Emeritus Vice Chairman, General Counsel and Chief Administrative Officer at MacAndrews & Forbes Incorporated from July 2020 through December 2020, Executive Vice President for Worldwide Government, Legal and Business Affairs, working across MacAndrew’s portfolio companies focusing on international, legal, compliance and business development issues, from 2013 to 2020, and Senior Vice President from 2010 to 2013. Partner at Baker Botts L.L.P. from 2009 to 2010. Homeland Security and Counterterrorism Advisor to President George W. Bush from 2005 until 2008 and Chair of the Homeland Security Council from 2004 to 2008. Deputy Assistant to President George W. Bush and Deputy National Security Advisor for Combatting Terrorism from 2003 until 2004. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard. Before that, Ms. Townsend spent 13 years at the U.S. Department of Justice under the administrations of President George H.W. Bush, President William J. Clinton and President George W. Bush. Ms. Townsend is a member of the Council on Foreign Relations and the Trilateral Commission.
Skills and Qualifications

Ms. Townsend brings to the board over 25 years of domestic and international experience in legal, law enforcement and security sectors, including a strong background in strategic planning, intelligence matters and domestic and international affairs. Her extensive public policy, government, regulatory and legal experience enables her to provide valuable insight with respect to complex international and regulatory matters addressed at the board level. She holds a B.A. in Political Science and a B.S. in Psychology from American University and a J.D. from the University of San Diego School of Law.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis	28	Summary Compensation Table	43
Executive Summary	29	2020 Grants of Plan-Based Awards	45
Executive Compensation Philosophy	32	Outstanding Equity Awards at December 31, 2020	46
Principal Components of Executive Compensation	33	2020 Option Exercises and Stock Vested	47
Post-Termination Compensation	39	Nonqualified Deferred Compensation	48
Compensation Processes and Policies	40	Pension Benefits	49
Compensation Committee Report	42	Potential Payments Upon Termination or Change in Control	53
Executive Compensation Tables	43	CEO Pay Ratio	54

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our CEO, our CFO, and our one other executive officer during 2020 (collectively referred to as our NEOs), namely:

Name	Title

Richard C. Adkerson	Chairman of the Board and Chief Executive Officer

Kathleen L. Quirk	President and Chief Financial Officer

Harry M. “Red” Conger, IV*	Former President and Chief Operating Officer – Americas
* Mr. Conger retired from the company effective September 1, 2020.

Glossary of CD&A Terms:
AIP	annual incentive program	PSU	performance share unit
committee	compensation committee	ROI	return on investment
Dodd Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	RSU	restricted stock unit
ECAP	employee capital accumulation program	SEC	Securities and Exchange Commission
ESG	environmental, social and governance	SECAP	supplemental executive capital accumulation plan
Exchange Act	Securities Exchange Act of 1934, as amended	SERP	supplemental executive retirement plan
FW Cook	Frederic W. Cook & Co., Inc.	SRP	supplemental retirement plan
GAAP	generally accepted accounting principles in the United States	TRIR	total reportable incident rate
LTIP	long-term incentive program	TSR	total stockholder return
NEO	named executive officer

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Executive Summary

2020 Performance Highlights

8th Best-performing stock in S&P 500	3.2B lbs Consolidated sales of copper	0.9M oz Consolidated sales of gold	$599M Net income attributable to common stock	$3.0B Operating cash flows	$2.0B Capital expenditures	$1.75B Decrease in net debt(*)	$3.7B Consolidated cash at year end 2020

Operational Highlights

• Team demonstrated resilience in managing uncertain business environment

• Safety statistics, measured by incident rates, met our targets

• Solid cost and capital management

• Achieved significant project execution milestones

¡    Grasberg underground reached 68% of annual targeted metal run rate

¡    Completed Lone Star project; ramp-up is on schedule

Financial Highlights

• Strong cash flow generation

• Opportunistic debt refinancing to extend maturities

• Meaningful reduction in net debt(*)

• Established attractive foundation for future growth

• 2020 performance set stage for board in early 2021 to reinstate dividend on common stock and adopt a new performance-based financial policy

Stock Performance • Total return of 99% for 2020 • Top performing stock compared to 8-member performance peer group • 8th best-performing stock in S&P 500

Delivered on ESG Commitments

• Published inaugural climate report and established 2030 GHG emissions reduction target for the Americas

• Joined United Nations Global Compact

• Active leadership role in development of Global Industry Standard on Tailings Management

• Committed to achieving the Copper Mark at all copper producing sites; to date, six sites have been awarded the Copper Mark (Cerro Verde, El Abra, Atlantic Copper, Miami, Morenci and El Paso)

• Published water report

(*) Net debt equals consolidated debt less consolidated cash.

COVID-19 Response

We are deeply committed to supporting the health, safety and well-being of our people, which was further emphasized as the COVID-19 pandemic created unprecedented challenges for our workforce and their families, our host communities and indigenous neighbors, and for society at large. Our global team responded to these challenges in an exceptional fashion, safeguarding our people, communities and assets as we executed and delivered on our clearly defined strategy. Further, our COVID-19 response included the following actions in connection with our executive compensation program:

•

Executive officer salary reductions. To reduce costs and conserve cash during the period of uncertainty resulting from low copper prices and the economic downturn in connection with the COVID-19 pandemic, senior management recommended and the committee approved a 25% reduction in the base salaries of Mr. Adkerson and Ms. Quirk effective May 1, 2020 through the remainder of 2020, with only 10% of the reduced base salary payable in cash and the remainder paid in an award of RSUs vesting on December 31, 2020.

•

Reduction of AIP payments / No adjustment to performance metrics. The committee did not adjust any of the performance targets or results under our AIP or LTIP, instead electing to exercise negative discretion to reduce the 2020 incentive awards under our AIP in part due to our COVID-related cost reductions.

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2020 Changes to Executive Compensation Program

•

Increased Mr. Adkerson’s target LTIP performance-based awards. Prior to the COVID-19 pandemic, in February 2020, as part of its annual review of executive compensation, the committee considered the market analysis prepared by FW Cook, its independent compensation consultant, regarding the competitive positioning of the compensation of our executive officers. The committee determined that an increase in Mr. Adkerson’s compensation was appropriate given his position relative to the S&P 250 and S&P 500 comparator groups, and also that this increase should be reflected solely in the target value of his performance-based compensation. Accordingly, Mr. Adkerson’s target LTIP award value was increased by $1 million, with the total target LTIP award value allocated entirely to performance-based awards (67% to PSUs and 33% to stock options). This increase positioned his target direct compensation closer to the median of the S&P 250 and between the 50th and 75th percentile of the S&P 500, which the committee believes is aligned with our compensation philosophy and commensurate with Mr. Adkerson’s contributions, capabilities and experience.

•

Updated executive change in control severance plan. In May 2020, upon the recommendation of the committee following input from FW Cook, the board adopted an updated executive change in control severance plan, which replaced our prior plan adopted in 2004 and was last amended in 2008. The updated plan provides severance benefits to those executive officers and other key members of senior management not covered under existing agreements, including Mr. Adkerson. See “Potential Payments upon Termination or Change in Control” on page 53 for more information regarding the terms of the updated plan.

Stockholder Engagement and Say-on-Pay

Our board has a long history of seeking our stockholders’ feedback regarding our practices, including our executive compensation program, and highly values the insights we receive through this open dialogue. Annually, members of our board, including the chair of the committee, and senior management conduct a multi-stage stockholder engagement program to ensure we understand the perspectives and expectations of our stockholders.

During 2020, we sought meetings with 30 stockholders representing 52% of our outstanding common stock, and engaged with 19 stockholders representing 42% of our outstanding common stock. In these meetings, the key compensation-related topics we discussed with stockholders included our compensation program structure and practices, the company’s compensation actions in response to the COVID-19 pandemic, and how ESG is considered in compensation. During these meetings, we received feedback in support of our executive compensation programs.

See “Stakeholder Engagement” on page 6 for a full description of our comprehensive engagement efforts.

Our stockholders also have the opportunity each year to cast an advisory “say-on-pay” vote on our NEO’s compensation. At our 2020 annual meeting, a majority of our stockholders (87%) expressed support for our executive compensation programs.

Stockholder engagement and the outcome of our annual say-on-pay vote will continue to inform our compensation decisions. Our stockholders have the opportunity to vote on our executive compensation at the annual meeting (see Proposal No. 3 on page 58 for more information).

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2020 Target Direct Compensation

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is appropriately balanced with short- and long-term measures. The primary components of our executive compensation program are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards (which we collectively refer to as our executives’ “direct compensation”). The annual incentive awards and long-term incentive awards, which comprise 88% of our CEO’s target direct compensation, are at-risk and based on measurable performance objectives and increases in our stock price.

2021 Senior Management and Compensation Structure

In February 2021, in connection with Mr. Ford’s announcement of his upcoming retirement from our board and the position of non-executive chairman, the board appointed Mr. Adkerson chairman of the board and CEO, and Ms. Quirk assumed the role of president in addition to her CFO responsibilities. In connection with these new appointments and the expanded duties and responsibilities for each executive, the committee increased the target compensation for Mr. Adkerson and Ms. Quirk for 2021, and determined that a greater percentage of Mr. Adkerson’s target compensation should be allocated to performance-based compensation, as follows:

				Allocation of Target LTIP
Executive	2021 Annual Base Salary	2021 Target Cash Annual Incentive	2021 Target LTIP Grant Date Value	PSUs	Options	RSUs	2021 Total Target Direct Compensation
Mr. Adkerson	$1,800,000	$2,700,000	$10,000,000	70%	15%	15%	$14,500,000
Ms. Quirk	1,000,000	1,500,000	4,500,000	50%	25%	25%	7,000,000

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies. In addition to seeking input from stockholders as noted above, the committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

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We Are Committed To:

✓  Responding to Stockholder Feedback – the committee actively engages with our investors in order to fully understand our stockholders’ perspectives regarding our executive compensation program and has taken action in response to concerns raised.

✓  Paying for Performance – a significant portion of target direct compensation for our executive officers (88% for our CEO in 2020) is at-risk and tied to performance of our company and increases in our stock price.

✓ Clawback Policy – we may recover incentive awards paid based on restated financial statements under certain circumstances.
✓ Assessing Compensation Risks – we regularly assess the risk-reward balance of our compensation programs in order to mitigate undue risks.
✓ Independent Advisors – we engage the services of an independent compensation consultant.
✓ Annual Say-on-Pay – we conduct an annual say-on-pay vote to allow our stockholders to express their views on our executive compensation every year.

✓  Requiring Stock Ownership – we require our executive officers and directors to maintain ownership of our securities through our use of equity-based compensation and our stock ownership guidelines, with Mr. Adkerson required to maintain ownership equal to 6x his base salary.

We Reject:

Excise Tax Gross-Ups – we do not provide any excise tax gross-ups to our executive officers.

Single Trigger Vesting of Equity and Cash Payments – our company’s equity-based awards will only accelerate upon the recipient’s actual or constructive termination of employment within one year of a change of control; similarly, change of control cash payments will only be payable upon the recipient’s actual or constructive termination of employment within one year of a change of control.

Hedging of Company Stock – we prohibit our executives and directors from entering into hedging arrangements with respect to our securities.
Excessive Pledging of Company Stock – we limit the ability of our executives and directors to pledge our securities.

Executive Compensation Philosophy

The fundamental principles of our company’s executive compensation philosophy are to:

In order to achieve these goals, our committee believes that not only should a significant portion of the executive officers’ compensation be performance-based, but also that such compensation should correspond to the key measures used by our stockholders in assessing our company’s value and driving future growth.

Under our executive compensation program, the primary elements of the performance-based pay are (a) awards under our AIP, which uses three categories of performance metrics: (1) financial, (2) operational, and (3) ESG, and (b) awards under our LTIP, which focus on our achievements with respect to ROI, a key financial metric, as well as relative and absolute TSR and stock price appreciation.

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Principal Components of Executive Compensation

The principal components of executive officer compensation for 2020 are summarized below:

2020 Executive Compensation Program
Compensation Component	Characteristics		2020 Actions/Results
Base Salary	• Fixed cash compensation • Used to calculate other compensation elements		Effective May 1, 2020, CEO and CFO voluntarily reduced salaries and received only 10% of reduced amounts in cash
AIP	• Annual variable cash compensation based on pre-established performance metrics • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:
	Financial - Consolidated adjusted EBITDA - Net Debt - Capital expenditures	40%	Based on level of achievement of the performance metrics, the AIP payout would have been equal to 143.9% of target, but was reduced to 125% of target, as discussed on page 35
	Operational - America copper sales - PT-FI copper sales - PT-FI gold sales - Consolidated unit net cash costs	35%
	ESG - Safety - TRIR - Sustainability	25%
	• Annual cash awards capped at a multiple of base salary (for our CEO in 2020, target = 150% of base salary; maximum = 175% of target)
LTIP

PSUs

•  Payable in shares of stock after a three-year performance period, all of which is at risk based on performance measured by a combination of achievement of ROI metrics during the performance period and our relative TSR

•  Range of payout of the PSUs is 0% to 225% depending on our achievement of the performance goals

•  Represent the largest component of our LTIP awards (67% for our CEO and 50% for our other NEOs)

			2018-2020 PSUs paid out at 116% of target
	Stock Options • Vest ratably over a three-year period following date of grant, and deliver value only to the extent that our stock price appreciates above the price on the grant date
	RSUs • Vest ratably over a three-year period following date of grant and provide retentive elements and alignment with stockholder interests

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Using these compensation components, in February 2020 the committee established the following target compensation framework for our executive officers for 2020:

2020 Target Compensation Framework

Executive	Annual Base Salary	Target Cash Annual Incentive	Target LTIP Award Values
			PSUs	Options	RSUs	Total Target Direct Compensation
Mr. Adkerson	$1,600,000	$2,400,000	$6,000,000	$3,000,000	—	$13,000,000
Ms. Quirk	800,000	1,400,000	2,000,000	1,000,000	$1,000,000	6,200,000
Mr. Conger	550,000	962,500	1,375,000	687,500	687,500	4,262,500

Base Salaries

How base salaries support our compensation philosophy and objectives:

•  Helps us meet the objective of attracting and retaining the key executive talent needed to manage our business successfully.

•  Represents the smallest portion of our executive officers’ target compensation, reflecting our goal to allocate a significant majority of compensation to the performance-based elements of the total compensation package.

•  Reflects our committee’s judgment with respect to each executive officer’s responsibilities, performance, and work experience as well as market data.

Until the leadership changes in February 2021, our NEO base salaries had remained unchanged since 2017. In May 2020, in support of the company’s efforts to reduce costs and conserve cash during the period of uncertainty resulting from low copper prices and the economic downturn in connection with the COVID-19 pandemic, senior management recommended and the committee approved a 25% reduction in the base salaries of Mr. Adkerson and Ms. Quirk effective May 1, 2020, through the remainder of 2020. In addition, each executive agreed that only 10% of the reduced base salary would be paid in cash to cover benefit premiums and other scheduled payroll deductions, with the remainder paid in an award of RSUs vesting on December 31, 2020. Accordingly, on May 15, 2020, Mr. Adkerson received a grant of 82,663 RSUs and Ms. Quirk received a grant of 41,331 RSUs.

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Annual Incentive Program

How the overall design of the AIP supports our compensation philosophy and objectives:

•  Provides short-term performance-based cash awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.

•  Financial and operational metrics that reflect our annual business goals and objectives, as well as ESG metrics that promote critical goals directly aligned with our commitment to safety and sustainable and responsible copper mining for all stakeholders.

•  Focus on generating cash flows to reduce debt and strengthen our balance sheet closely aligns management and stockholder interests.

2020 Highlights: AIP

•  Payout Opportunities:

o  The target annual incentive award for Mr. Adkerson was 150% of base salary, or $2.4 million.

o  The target annual incentive award for each of Ms. Quirk and Mr. Conger was 175% of base salary.

o  Annual cash incentive payments ranging from 50% of target for threshold performance to 175% of target for maximum performance, although the committee retained the discretion to reduce the payment to 0% of target.

•  Metrics and Goals - in February 2020, the committee chose:

o  Metrics designed to focus our executives’ efforts on the critical elements of the company’s strategic plans for 2020 – focusing on production, cost and capital discipline, and generating cash flows, while strengthening the balance sheet and refocusing our business on our leading position in the global copper industry; and

o  Target goals that were consistent with the company’s disclosed plan for 2020 and rigorous in the context of our expectation that this would be a transition year as PT-FI continued to ramp-up production from its underground ore bodies in Indonesia.

•  Results: Based on the company’s performance relative to the pre-established goals, the executives earned a payout amount equal to 143.9% of the target award, however given the COVID-related cost reductions and the fatalities that occurred during the year, management recommended and the committee exercised negative discretion in approving the reduction of the AIP payouts to 125% of the target award.

General Structure of the AIP and Results for 2020. For 2020, the committee established target performance goals in three categories that it believes effectively measure the performance of the company, with each category accounting for a specific percentage of the target award. Within each category, the committee then chose specific metrics to measure performance.

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Performance Category	Performance Metrics(*)	Weighting	Threshold	Target	Maximum	Weighted Payout as a % of Target	Link to Strategic Goals
Financial (40%)	Consolidated Adjusted EBITDA ($ in billions)	15%	$1.7	$2.7	$3.7	26.25%	Generating cash flows
			Actual $4.2
	Net Debt ($ in billions)	15%	$9.8	$8.8	$7.8	26.25%
			Actual $6.1
	Capital Expenditures ($ in billions)	10%	$3.1	$2.8	$2.4	17.50%	Focus on capital discipline and strengthening our balance sheet
			Actual $1.3
Operational (35%)	Americas Copper Sales (billion pounds)	10%	2.4	2.7	3.0	5.00%	Generating cash flows
			Actual 2.4
	PT-FI Copper Sales (million pounds)	7.5%	675	750	825	11.55%
			Actual 804.0
	PT-FI Gold Sales (thousand ounces)	7.5%	675	775	875	11.34%
			Actual 843.3
	Consolidated Unit Net Cash Costs ($/pound)	10%	$1.90	$1.75	$1.60	17.50%	Operating efficiently and controlling production costs
			Actual $1.48
ESG (25%)	Safety - TRIR	15%	0.88	0.70	0.63	16.61%	Aligns with our highest priority – safety of our people
			Actual 0.69
	Sustainability (Score)(**)	10%	1	3	5	11.88%	Aligns with our ESG commitments
				Actual 3.5
		Formulaic Performance Result Total				143.9%

(*) See Annex A for information regarding the methodology we use to measure certain of the financial and operational performance metrics, including a reconciliation and other information regarding our calculation of consolidated adjusted EBITDA.

(**) We evaluate sustainability relative to a scorecard measuring:

•	environmental performance, with reference to environmental events and penalties, reportable spills and releases, and notices of violation, and

•

social responsibility, with reference to the company’s further integration of the United Nations Guiding Principles on Business and Human Rights into our programs and performance with respect to our company-wide goal of incurring zero gross human rights violations at our operations caused by employees or contractors as reported in our Annual Report on Sustainability, investment in community programs, completion of third-party assurance of our sustainability programs according to the ICMM Assurance Procedure, and stakeholder feedback and recognition of our sustainability programs.

As noted above, despite achieving performance resulting in a payout of 143.9% of target, management recommended and the committee exercised negative discretion in approving a decrease in the AIP payout for our executives to 125% of target.

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Changes to 2021 AIP Performance Metrics. In February 2021, the committee established target performance goals for 2021 in the same three categories used in 2020, but altered the weighting and some of the performance metrics within each category, effectively simplifying the metrics, as follows: (1) Financial (37.5%): consolidated adjusted EBITDA and capital expenditures; (2) Operational (37.5%): copper sales, gold sales and consolidated unit net cash cost; and (3) ESG (25%): the safety TRIR metric remains and in addition to the sustainability metrics used in prior years (environment, human rights and communities), added climate, tailings management, and workforce inclusion and diversity priorities.

Long-Term Incentive Program

How our LTIP awards support our compensation philosophy and objectives:

•  Variable component of compensation intended to reward our executive officers for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•  PSUs granted in February 2020 are earned based in part on our achievement of cumulative ROI goals and in part on our relative TSR compared to our peers over a three-year performance period. This design directly links our executives’ earnings to our performance and stockholders’ returns.

•  Stock options align our executives’ interests with those of our stockholders, as the executive only receives value if our stock price increases from the date of grant. Our committee believes that stock options are an effective performance-based compensation vehicle that links executive compensation to stockholder return.

• RSUs strengthen focus on stock price performance and encourage executive ownership of our stock.

2020 Highlights: LTIP

•	For 2020, our NEOs total target awards were allocated as follows:

◾

PSUs – payable in shares of stock after a three-year performance period and is entirely at risk based on performance measured against cumulative ROI goals set at the beginning of the performance period and a relative TSR modifier.

o	Cumulative ROI target is 9%, with threshold goal equal to 6% and maximum goal equal to 20%, with preliminary payouts based on this metric ranging from 0% to 200% of the target award.

✓

In establishing the ROI target, which the committee believes represented a rigorous target, the committee considered the most recent three-year ROI average of 12.82% and the most recent five-year ROI average of 8.93%, and also the weighted average cost of capital, which was approximately 8%, and ROI forecasts at the time of the PSU award.

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o

The “TSR modifier” increases or decreases the preliminary payout by up to 25% of the target award based on our TSR over the performance period compared to the TSR of the eight-company peer group listed on page 40.

FCX TSR Rank	Impact on Preliminary Earned PSUs
1-2	+25%
3-4	+12.5%
5	No Change
6-7	-12.5%
8-9	-25%

o	Overall range of payout of the PSUs is 0% to 225% of the target award depending on our achievement of the performance goals.

◾	Stock Options – vest ratably over a three-year period following date of grant.

◾	RSUs – vest ratably over a three-year period following date of grant.

Settlement of 2018-2020 PSU Award.

In February 2021, the committee certified the results of the PSUs granted in 2018 to our executive officers. These PSUs had a three-year performance period ending December 31, 2020, with vesting and payout based on performance measured by a combination of annual achievement of financial and operational objectives during the performance period and the company’s TSR compared to the TSR of our peer group (see page 40 for information about the companies in the peer group). Because our TSR ranked 7th relative to our peer group, the payout percentage was reduced by 12.5%, resulting in the executive officers earning 116% of their target PSUs from 2018, as follows:

		ROI
Grant Date	Three-Year Performance Period	2018	2019	2020	% Earned Before TSR	TSR Peer Ranking	Award % Earned
February 6, 2018	2018-2020	16.16%	8.55%	11.69%	128.5%	7th	116%

The table below details the grant date fair value of the 2018 PSUs as reflected in the applicable “Summary Compensation Table” and the value of the common stock received upon settlement of the awards in February 2021.

Executive	Target Number of PSUs Granted in 2018	Value of Awards Reported as Compensation in Year of Grant	Number of 2018 PSUs Earned	Realized Value of Awards (1)
Mr. Adkerson	213,000	$5,179,615	247,080	$6,975,068
Ms. Quirk	106,500	2,589,807	123,540	3,487,534
Mr. Conger	73,000	1,775,173	84,680	2,390,516
Totals	392,500	$9,544,595	455,300	$12,853,118

(1)	Reflects the closing price of our common stock ($28.23) on February 1, 2021, the date prior to the committee’s certification of the achievement results of the 2018 PSUs.

Personal Benefits and Perquisites

We also provide certain other personal benefits and perquisites to our executive officers to fulfill particular business purposes, which are primarily for efficiency and personal security. In recent years, we have revised this program to discontinue certain benefits, and we will continue to monitor this program and adjust it, as we deem appropriate. The personal benefits and perquisites currently offered are reflected in the “Summary Compensation Table.” Most of these benefits are designed to safeguard our executives and increase travel efficiencies, thereby ensuring the executives’ availability on short notice and enabling the executives to focus more time and energy on company matters and performance. Our committee also recognizes the high degree of integration between the personal and professional lives of our executive officers, and these benefits ensure the security of the company’s proprietary information by enabling our executives to conduct business while traveling without concern that company information will be compromised.

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Post-Termination Compensation

In addition to the compensation received by our executive officers during 2020 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as supplemental retirement plans and change of control and severance benefits.

Nonqualified Defined Contribution Plan

We maintain an unfunded supplemental nonqualified defined contribution plan (the SECAP) for the benefit of our executive officers, as well as other employees. The SECAP provides those employees whose earnings in a prior year were in excess of the dollar limit under the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the Employee Capital Accumulation Program (ECAP, our 401(k) plan) have ceased as a result of qualified plan limits. The purpose of the SECAP is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs.”

Supplemental Retirement Plans

We established an unfunded supplemental executive retirement plan (the SERP) for Mr. Adkerson in February 2004. The compensation committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. In addition, Mr. Conger is a participant in the Freeport Minerals Corporation Supplemental Retirement Plan (SRP), which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs.”

Change in Control and Severance Benefits

In May 2020, the board adopted an updated executive change in control severance plan for eligible members of senior management, including Mr. Adkerson. In addition, Ms. Quirk’s employment agreement provides her with contractual protections in the event of certain terminations of employment outside of the change in control context, as well as in connection with a change in control. We believe that severance protections, particularly in connection with a change in control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s and stockholders’ interests by promoting a continuity of management in the context of an actual or threatened change in control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change in control (i.e., a “double trigger”). In addition, our LTIP awards, including the stock options, RSUs and PSUs granted to our executives and all of our employees, provide for accelerated vesting of the award following a change in control only if the recipient also experiences an actual or constructive termination of employment within one year after a change in control. We do not provide excise tax gross-up protections under any change in control arrangements with our executive officers.

For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

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Compensation Processes and Policies

Role of Advisors

In 2020, our committee engaged FW Cook as its independent compensation consultant. Consistent with our committee’s longstanding policy, FW Cook does not provide any services to the company’s management. As required by SEC rules, the committee assessed the independence of FW Cook and concluded that its work does not raise any conflicts of interest. A representative of FW Cook attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. FW Cook provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

The committee has used the following mining company peer group to compare our performance for purposes of the PSUs granted since 2016, and in early 2020 FW Cook and the committee confirmed that this group was still an appropriate comparator group for performance:

Anglo American plc
Antofagasta plc
BHP Group Limited
Glencore plc
Rio Tinto plc
Southern Copper Corporation
Teck Resources Limited
Vale S.A.

Although the committee determined this mining company peer group is appropriate for measuring our performance, because it is substantially comprised of non-U.S. based companies, the committee and FW Cook do not believe it is an appropriate peer group for compensation comparisons for the following reasons: (1) international companies have significantly different pay structures than U.S. based companies, and (2) international companies have different reporting requirements making it difficult to obtain comparable data. Accordingly, when performing its market assessments to evaluate our executive compensation program and pay levels, the committee and FW Cook consider data from the S&P 250 and the S&P 500.

Stock Ownership

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a portion of our executive officers’ compensation is delivered in the form of equity.

Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares that the executive has pledged, shares held by a spouse or children, and shares due upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. Further, for purposes of assessing compliance in 2020, the voluntary salary reductions did not impact the ownership requirements. As of December 31, 2020, our current executive officers exceeded their target ownership levels.

Executive	Current Ownership Requirement	Actual Ownership Level as of December 31, 2020 (Using 3-year trailing average stock price)
Mr. Adkerson	6x base salary	33.1x base salary
Ms. Quirk	3x base salary	21.5x base salary

These ownership levels reflect the individual commitments of our executive officers to align their interests with those of our stockholders. For more information regarding these guidelines and the current stock holdings of our executive officers, please see the section titled “Stock Ownership.”

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Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and directors from entering into any hedging arrangements with respect to our securities. Specifically, the policy defines “insiders” as members of the board, our officers and certain employees and consultants who are likely to be in possession of material nonpublic information due to the nature of their work, and contains the following prohibition:

Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the Company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.

Our insider trading policy also limits the ability of our executives and directors to pledge our securities as follows:

•	our securities may not be pledged as collateral for a margin loan;

•	the executive or director must notify the company prior to execution of the pledge;

•	the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities; and

•	any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Compensation Clawback Policy

Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Act.

Equity Grant Timing Practices

The committee’s policy is to make annual equity awards under our LTIP at its first meeting of that year, which is usually held in January or February. This meeting is scheduled approximately six months in advance and targeted to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. To the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade company securities.

The terms of our stock incentive plan provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plan, the fair market value of our common stock will be determined by reference to the closing quoted per share sale price of our common stock on the grant date. In addition, our stock incentive plan permits the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act.

Our current equity grant policy provides that each of our CEO, CFO and chief administrative officer has authority to make or modify grants to such employees, subject to the following conditions:

•	no grant may relate to more than 20,000 shares of our common stock;

•

such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	any such grants must be reported to the committee at its next meeting.

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Risks Arising from Compensation Policies and Practices

After completing the annual review of the company’s compensation program, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our selection of performance metrics under our annual and long-term programs that focus our executives and management level employees on the critical elements of our strategic plans, which in turn drive performance; the multi-year vesting of equity awards and three-year performance period of our PSUs that promote focus on the long-term financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as risk mitigation features such as our clawback policy and stock ownership requirements applicable to our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Tax Considerations

The committee considers certain tax implications when designing our executive compensation programs and certain specific awards. We generally design our compensation programs so that compensation paid to the NEOs can qualify for available income tax deductions. However, the committee believes that stockholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives. Accordingly, the committee has discretion to authorize compensation that does not qualify for income tax deductibility.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 13, 2021: Dustan E. McCoy, Chair Frances Fragos Townsend

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our NEOs. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Richard C. Adkerson Chairman of the Board and Chief Executive Officer	2020 2019 2018	$613,333 1,600,000 1,600,000	$6,697,622 5,990,910 7,175,425	$2,985,400 1,923,650 1,999,200	$3,000,000 2,400,000 2,145,600	$2,869,719 2,979,703 2,642,995	$554,807 847,986 860,815	$16,720,881 15,742,249 16,424,035
Kathleen L. Quirk President and Chief Financial Officer	2020 2019 2018	306,667 800,000 800,000	3,346,607 2,995,455 3,583,027	993,560 961,825 999,600	1,750,000 1,400,000 1,251,600	— 27,752 18,280	75,491 120,613 130,709	6,472,325 6,305,645 6,783,216
Harry M. “Red” Conger, IV Former President and Chief Operating Officer – Americas	2020 2019 2018	335,069 550,000 550,000	2,059,080 2,056,750 2,459,183	684,400 659,885 686,000	— 962,500 860,475	302,976 114,303 4,548	99,431 186,728 176,422	3,480,956 4,530,166 4,736,628

(1)

2020 salaries for Mr. Adkerson and Ms. Quirk reflect the cash amounts actually paid, which represent significant year over year decreases in cash salary due to the executives’ 25% voluntary salary reductions effective May 1, 2020 through the remainder of 2020 and payout of 90% of the reduced amounts in the form of RSUs. The RSUs are reported in the “Stock Awards” column.

(2)

The amounts reported in the table for 2020 reflect the aggregate grant date fair value of the RSUs and PSUs awarded during 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, as described in the table below. The grant date value of the 2020 PSUs for each of the NEOs assuming maximum payout of the PSUs, and based on the closing stock price on the date of grant, is as follows: for Mr. Adkerson – $13,016,745, for Ms. Quirk – $4,334,400, and for Mr. Conger – $2,979,900.

Award Type	Grant Date	Grant Date Fair Value per Unit	Fair Value Determination and Assumptions
RSUs	02/04/20	$12.04	Based on grant date closing price
RSUs	05/15/20	$ 8.48	Based on grant date closing price
PSUs	02/04/20	$12.48

Based on grant date closing prince, adjusted for the fair value of the ROI metric and the TSR modifier, as follows:

• Fair value of ROI metric: $(0.20), representing an assumed probable payout of 98.4%

• Fair value of TSR modifier: $0.64, determined using the Monte-Carlo valuation model with the following assumptions:

• Risk-free interest rate of 1.36% (assumed to equal the yield on an approximate three-year treasury bond on the grant date)

• Expected volatility for the company’s stock price of 41.95% (based on historical volatility for the approximate three-year period preceding the grant date.)

(3)

Reflects the aggregate grant date fair value of the stock options granted to the NEOs in the year reflected, determined using the Black-Scholes-Merton option valuation model price, which was $4.72 per option in 2020. For information relating to the assumptions made by us in valuing the stock options granted to our NEOs, refer to Notes 1 and 10 of our financial statements in our 2020 Form 10-K. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

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(4)

Reflects the annual incentive award payments received under our AIP as approved by the compensation committee based on the achievement of pre-established goals. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

(5)

Represents the aggregate change in actuarial present value during 2020 of Mr. Adkerson’s SERP benefit and Mr. Conger’s SRP benefit. See “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs” for more information.

(6)

The amounts reported for 2020 are detailed in the table below and reflect (a) all perquisites and other personal benefits; (b) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (c) the dollar value of life insurance premiums paid by the company; and (d) the dollar value of interest credited on dividend equivalents on outstanding RSUs (we discontinued crediting interest for awards granted after 2015).

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program, (b) for Mr. Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight, and for Mr. Conger, personal use of company owned aircraft, which includes fuel costs and incidental fees directly related to the flight as well as spousal travel expenses paid by the company, which includes commercial airline tickets and meals in connection with the spouse accompanying the executive for business travel and the cost of one chartered flight to transport his spouse to a business event, and payment of accrued but unused vacation upon his retirement, (c) personal use of company facilities and other allocated personnel costs, (d) security services and use of company cars, which includes driver compensation and vehicle repair, maintenance, and fuel costs, (e) the company’s premium payments for personal excess liability insurance, and (f) the company’s premium payments for disability insurance. The amounts in the table reflect the incremental cost to the company.

2020 All Other Compensation

	Perquisites and Other Personal Benefits						Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage and Spousal Travel	Facilities and Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Disability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents	Payment of PTO on Retirement
Mr. Adkerson	$20,000	$25,390	$41,023	$116,758	$8,377	$8,602	$199,175	$39,300	$96,182	—
Ms. Quirk	2,300	—	—	—	4,039	8,402	60,750	—	—	—
Mr. Conger	10,000	601	—	—	4,039	6,215	46,979	—	—	$31,597

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2020 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard C. Adkerson AIP LTIP – PSUs LTIP – Options LTIP – RSUs RSUs in lieu of salary	02/04/2020 02/04/2020 02/04/2020 02/04/2020 05/15/2020	$1,200,000 — — — —	$2,400,000 — — — —	$4,200,000 — — — —	— 120,125 — — —	— 480,500 — — —	— 1,081,125 — — —	— — — — 82,663	— — 632,500 — —	— — $12.04 — —	— $5,996,640 2,985,400 — 700,982
Kathleen L. Quirk AIP LTIP – PSUs LTIP – Options LTIP – RSUs RSUs in lieu of salary	02/04/2020 02/04/2020 02/04/2020 02/04/2020 05/15/2020	700,000 — — — —	1,400,000 — — — —	2,450,000 — — — —	— 40,000 — — —	— 160,000 — — —	— 360,000 — — —	— — — 83,000 41,331	— — 210,500 — —	— — 12.04 — —	— 1,996,800 993,560 999,320 350,487
Harry M. “Red” Conger, IV AIP LTIP – PSUs LTIP – Options LTIP – RSUs	02/04/2020 02/04/2020 02/04/2020 02/04/2020	481,250 — — —	962,500 — — —	1,684,375 — — —	— 27,500 — —	— 110,000 — —	— 247,500 — —	— — — 57,000	— — 145,000 —	— — 12.04 —	— 1,372,800 684,400 686,280

(1)

For 2020, under the AIP, each NEO had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the threshold, target and maximum possible annual cash incentive payments that could have been received by each NEO pursuant to the AIP for 2020. The amounts in the “Target” column were approved by the compensation committee and reflect 150% of base salary for Mr. Adkerson and 175% of base salary for each of Ms. Quirk and Mr. Conger, based on salaries approved in February 2020. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and maximum performance would result in a payout of 175% of target. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

(2)

These awards represent PSUs awarded as part of our 2020 LTIP. Each PSU granted in 2020 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the company’s level of achievement of a cumulative ROI metric and on our TSR compared to the TSR of our peer group during the three-year period ending on December 31, 2022. For the 2020 PSU awards, the NEOs will receive between 0% and 225% of the target PSU award based on achievement of applicable performance goals. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

(3)

These awards represent RSUs awarded as part of our 2020 LTIP and, for Mr. Adkerson and Ms. Quirk, RSUs awarded in lieu of a portion of their 2020 salaries. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

(4)	These awards represent stock options awarded as part of our 2020 LTIP.

(5)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

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Outstanding Equity Awards at December 31, 2020

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Richard C. Adkerson	02/07/11 02/08/11 02/06/12 02/06/12 01/29/13 02/04/14 02/03/15 02/07/17 02/06/18 02/05/19 02/04/20	135,000 500,000 135,000 330,000 450,000 335,000 580,000 386,250 170,000 131,667 —	— — — — — — — 128,750 85,000 263,333 632,500	$31.950 55.640 24.080 46.730 35.010 30.940 18.980 15.520 18.740 11.870 12.040	02/07/21 02/08/21 02/06/22 02/06/22 01/29/23 02/04/24 02/03/25 02/07/27 02/06/28 02/05/29 02/04/30	275,500	$7,168,510	1,092,580	$28,428,932
Kathleen L. Quirk	02/07/11 02/08/11 02/06/12 02/06/12 01/29/13 02/04/14 02/03/15 02/07/17 02/06/18 02/05/19 02/04/20	40,500 150,000 40,500 110,000 150,000 220,000 380,000 192,750 85,000 65,834 —	— — — — — — — 64,250 42,500 131,666 210,500	31.950 55.640 24.080 46.730 35.010 30.940 18.980 15.520 18.740 11.870 12.040	02/07/21 02/08/21 02/06/22 02/06/22 01/29/23 02/04/24 02/03/25 02/07/27 02/06/28 02/05/29 02/04/30	284,667	7,407,035	466,040	12,126,361
Harry M. “Red” Conger, IV	02/08/11 02/06/12 01/29/13 02/04/14 02/03/15 02/07/17 02/06/18 02/05/19 02/04/20	50,000 65,000 65,000 37,500 75,000 177,000 87,500 90,333 48,334	— — — — — — — — —	55.640 46.730 35.010 30.940 18.980 15.520 18.740 11.870 12.040	02/08/21 02/06/22 01/29/23 09/01/23 09/01/23 09/01/23 09/01/23 09/01/23 09/01/23	—	—	320,180	8,331,084

(1)

The stock options granted prior to 2018 become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. Beginning with grants in 2018, the stock options become exercisable in 33% annual increments on each of the first three anniversaries of the date of grant and have a term of 10 years. The unvested stock options will become immediately exercisable if there is a qualifying termination of employment following a change in control.

(2)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

(3)	Represents time-vested RSUs, which will vest and be paid out in shares of our common stock, as set forth in the table below, provided the applicable service conditions are satisfied.

Name	RSUs	Vesting Date
Mr. Adkerson	219,500	02/15/21
	56,000	02/15/22
Ms. Quirk	201,334	02/15/21
	55,666	02/15/22
	27,667	02/15/23

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(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $26.02 closing market price per share of our common stock on December 31, 2020.

(5)

The PSUs will vest following the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the applicable performance goals. The NEOs will earn between 0% and 225% of the target PSU award based on the company’s average ROI and its relative TSR compared to the TSR of the company’s peer group over the three-year performance period. The number of units reported in the table above represent 116% payout with respect to the 2018 PSU awards and the target amount with respect to the 2019 and 2020 PSU awards.

Name	Grant Date	PSUs			Last Day of Performance Period
		Threshold(*)	Target	Maximum
Mr. Adkerson	2/6/2018 2/5/2019 2/4/2020	53,250 91,250 120,125	213,000 365,000 480,500	479,250 821,250 1,081,125	12/31/20 12/31/21 12/31/22	(**)
Ms. Quirk	2/6/2018 2/5/2019 2/4/2020	26,625 45,625 40,000	106,500 182,500 160,000	239,625 410,625 360,000	12/31/20 12/31/21 12/31/22	(**)
Mr. Conger	2/6/2018 2/5/2019 2/4/2020	18,250 31,375 27,500	73,000 125,500 110,000	164,250 282,375 247,500	12/31/20 12/31/21 12/31/22	(**)

(*)   Each executive may receive 25% of the target PSU award based on threshold achievement of the applicable performance goals.

(**) In February 2021, the compensation committee certified a 116% payout with respect to the 2018 PSU awards.

2020 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Richard C. Adkerson	1,085,000	$22,434,538	394,926	$5,928,838
Kathleen L. Quirk	705,000	14,702,226	196,949	2,958,207
Harry M. “Red” Conger, IV	77,500	1,013,902	157,258	3,050,265

(1)	For Mr. Conger, includes 50,333 RSUs that vested in connection with his retirement on September 1, 2020, the receipt of which was deferred and paid out on March 1, 2021.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded NQDC plan, for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan or 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. Employer contributions (both matching and enhanced contributions) were suspended from June through December 2020 and resumed in January 2021. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2020 for each NEO.

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Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs, which represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Richard C. Adkerson	NQDC plan	$29,550	$161,675	$1,196,782	—	$33,632,263
	Deferred RSUs	—	—	13,046,182	—	28,802,983
Kathleen L. Quirk	NQDC plan	35,333	32,917	94,507	—	2,670,533
Harry M. “Red” Conger, IV	NQDC plan	4,083	21,271	25,444	—	721,007

(1)	The amounts reflected in this column are included in the “Salary” column for each NEO for 2020 reported in the “Summary Compensation Table.”

(2)

The amounts reflected in this column are included in the “All Other Compensation” column for each NEO for 2020 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (5) to that table also include contributions to the company’s ECAP.

(3)

The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2020, that rate of interest was 4.75% during the period from January 1, 2020 to March 31, 2020 and 3.25% during the period from April 1, 2020 to December 31, 2020. With respect to Mr. Adkerson’s deferred RSUs, the amount represents (a) the number of deferred RSUs multiplied by the change in the price of our common stock from December 31, 2019 ($13.12) to December 31, 2020 ($26.02) of $12,900,000, and (b) accrued dividend equivalents and interest (calculated using the prime rate) on those RSUs of $146,182.

(4)

The following amounts reflected in this column were included in the 2019 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $779,753, Ms. Quirk – $163,292, and Mr. Conger – $68,564. The following amounts reflected in this column were included in the 2018 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $693,158, Ms. Quirk – $162,950 and Mr. Conger – $72,229.

Supplemental Executive Retirement Plan – Mr. Adkerson. In February 2004, we established an unfunded SERP for Mr. Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. Mr. Adkerson has elected to receive an equivalent lump sum payment. The annuity will equal a percentage of Mr. Adkerson’s highest average base pay for any three of the five calendar years immediately preceding Mr. Adkerson’s completion of 25 years of credited service, plus his average annual incentive awards for the same three years; provided that such average amount cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. Mr. Adkerson has attained 25 years of credited service and his annuity was fixed as of January 1st of the year in which he completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amount provided in the table below reflects these reductions. As of December 31, 2020, Mr. Adkerson was 100% vested under the SERP.

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Supplemental Retirement Plan – Mr. Conger. Mr. Conger is a participant in the SRP, which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. Benefit accruals under the SRP were frozen effective December 31, 2008. Benefits are payable in the form of a life annuity, 25%, 50%, 75% and 100% joint and survivor annuity options, as specified by the participant. The benefit will be a monthly amount equal to the product of (1) the sum of 0.35% of the participant’s final average monthly compensation in excess of his social security benefit and (2) years of service as of December 31, 2008, the date the SRP was frozen, determined without applying the Internal Revenue Code compensation and annual addition limitations. The SRP benefit is reduced by the participant’s monthly retirement benefit under the qualified retirement plan. The SRP benefit is subject to a five-year cliff vesting schedule, and Mr. Conger is 100% vested under the SRP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Payments During Last Fiscal Year	Present Value of Accumulated Benefit
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	(1)	—	$42,718,424(2)
Harry M. “Red” Conger, IV	Supplemental Retirement Plan	33		$8,203	1,802,458(3)

(1)	Represents the participant’s years of service with the company and its predecessor, capped at 25 years.

(2)

The accrued benefit was fixed as of January 1st of the year Mr. Adkerson attained 25 years of credited service, but will continue to increase year to year due to actuarial increases based on (a) an assumed 6% interest component, and (b) a mortality adjustment based on the IRS mortality table (as published in Revenue Ruling 2001-62) and defined under the SERP. These actuarial increases compensate for the fact that the benefit is expected to be paid over a shorter timeframe (i.e., life expectancy). The actuarially increased benefit is then present valued to reflect a lump sum payment.

(3)

As of December 31, 2020, the accrued benefit under the SRP was fixed (benefit accruals were frozen as of December 31, 2008), but the present value of the benefit will be adjusted from year to year resulting from the passage of time and from changes in actuarial assumptions. As of December 31, 2020, the significant assumptions used in the actuarial valuation were a discount rate of 2.5% and the mortality table and mortality improvement scale assumptions. The mortality tables were developed in a similar manner to the Society of Actuaries tables that were published in 2014, but adjusted to remove projected mortality improvement after 2006 for purposes of applying an alternative projection of mortality improvement after that date, and further adjusted to reflect the company’s historical mortality experience.

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Potential Payments Upon Termination or Change in Control

Executive Change in Control Severance Plan. In May 2020, the board, upon the recommendation of the compensation committee, adopted an updated executive change in control severance plan (the CIC Plan), replacing our prior plan adopted in 2004 and last amended in 2008. The CIC Plan provides severance benefits to those executive officers not covered under existing agreements (including Mr. Adkerson) and other key members of senior management. Under the CIC Plan, if a participant is terminated without cause or terminates for good reason during the two-year period following a change in control, he or she will be entitled to receive certain severance benefits.

A participant’s severance benefits under the CIC Plan are based on the participant’s level, and for Mr. Adkerson include:

•	a lump sum cash payment equal to three times the sum of his base salary plus his average bonus for the three full fiscal years preceding the termination;

•	a prorated bonus based on his average bonus calculated in the year of termination and the number of days worked during the year of termination; and

•	18 months of health benefit continuation.

Payment of the severance benefits is contingent on the participant signing a general waiver and release agreement. The CIC Plan may be amended or terminated by the board in its discretion and the compensation committee has the ability to add or remove participants under the CIC Plan, including executive officers; provided, however, that any such action that has the effect of reducing or eliminating a participant’s benefits under the CIC Plan is subject to limitations, including a 12-month delay in effectiveness.

Under the CIC Plan, “cause” is generally defined as the participant’s (a) failure to perform substantially the participant’s duties with the company, (b) felony conviction or entering of a guilty plea or plea of no contest, or (c) gross negligence or willful misconduct that is materially injurious to the company, including its reputation or business. “Good reason” is generally defined as (a) material diminution in the title, position, authority, duties or responsibilities of the participant or the person to whom the participant reports, (b) the assignment of any duties inconsistent in any material respect with the participant’s position, authority, duties or responsibilities during the one-year period prior to the change in control, under the agreement, (c) failure to provide the participant with a total pay opportunity at least commensurate with the highest total pay opportunity available to the participant within the one-year period preceding the change in control, (d) failure by the company or its affiliates to comply with any of the provisions of the CIC Plan, (e) relocation of the participant’s principal office to a location more than 50 miles from his or her current office location or requiring business travel on a more extensive basis, or (f) failure of the company to require a successor to assume its obligations under the CIC Plan.

See the footnotes to the “Potential Payments Upon Termination or Change in Control” table for more information.

Employment Agreement—Ms. Quirk. As of December 31, 2020, we had an employment agreement with Ms. Quirk, which was approved by our compensation committee and the board and which is described below. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

The employment agreement with Ms. Quirk provides for an annual base salary of at least $650,000 (her current annual base salary is $1,000,000) and provides that she is eligible to participate in our AIP. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change in control, the agreement will expire three years following the change in control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, Ms. Quirk’s employment agreement entitles her to the following additional benefits.

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Severance Benefits. If, during the term of her employment agreement, we terminate Ms. Quirk’s employment without cause or she terminates employment for good reason, she will be entitled to the following:

•

payment of the amount of her base salary earned through the date of termination to the extent not previously paid and a pro rata annual incentive award for the year in which the termination of employment occurs, based on actual results under our AIP;

•	a cash payment equal to three times the sum of (a) her base salary plus (b) the average of the annual incentive awards paid to her for the immediately preceding three years;

•	continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•

under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Under Ms. Quirk’s employment agreement, “cause” is generally defined as her (a) failure to perform substantially the executive’s duties with the company, (b) material breach of her employment agreement, (c) felony conviction or entering of a guilty plea or plea of no contest, (d) unauthorized acts or omissions resulting in harm to the company, (e) commission of an act of dishonesty resulting in her enrichment at the expense of the company or (f) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the employment agreement or (b) the assignment to Ms. Quirk of any duties inconsistent in any material respect with her position, authority, duties or responsibilities under the agreement.

If Ms. Quirk’s employment terminates as a result of death, disability or retirement during the term of her employment agreement, she (or her estate, as applicable) will be entitled to receive the amount of her base salary earned through the termination date to the extent not previously paid, payment of a pro rata annual incentive award for the year of termination (based on actual results under our AIP) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier.

As a condition to receipt of these severance benefits, Ms. Quirk must retain in confidence all confidential information known to her concerning our business for a period of five years after termination. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change in Control Severance Benefits. Ms. Quirk’s employment agreement provides that the terms and conditions of her employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change in control. If Ms. Quirk is terminated without “cause,” as generally defined above, or if she terminates for “good reason” during the three-year period after a change in control, Ms. Quirk is generally entitled to receive the same payments and benefits that she would receive in the event of a similar termination under the employment agreement, described above, except that Ms. Quirk would receive a cash payment equal to three times the sum of her base salary plus the highest annual incentive award paid to her (rather than the average annual incentive award paid to her) for the immediately preceding three fiscal years. The term “good reason” includes the failure of the acquirer to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change in control, in addition to the reasons generally provided above. The confidentiality and non-competition provisions continue to apply after a change in control.

If employment terminates as a result of death, disability or retirement following a change in control, Ms. Quirk will receive the same benefits described above under “Severance Benefits” in the event of death, disability or retirement.

Equity-Based Incentive Awards—Impact of Termination of Employment and Change in Control. The terms of our outstanding equity-based incentive award agreements (which include options, PSUs, and RSUs) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below. In addition, a change in control alone will not automatically result in an acceleration of the vesting of outstanding awards.

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Unless otherwise provided in a separate agreement, the following summarizes the effect of a termination of employment under certain scenarios on the outstanding equity-based incentives held by our NEOs:

•

Performance Share Units (PSUs) – Upon a recipient’s termination of employment due to death during the performance period of a PSU award, the award (and any related accrued dividend equivalents) will vest in full and pay out at the target level. If the termination of employment is due to disability, retirement or, at the discretion of the compensation committee, termination without cause, the award will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance conditions are met. In the event of a change in control, outstanding PSUs will convert into an equivalent number of RSUs (at the target amount), which award (and any related accrued dividend equivalents) will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.

•

Stock Options – Upon a recipient’s termination due to disability or retirement, any unvested stock options scheduled to vest within one year will vest as of the termination of employment, and the holder will have the lesser of three years or the remaining term of the option to exercise. Upon a recipient’s death the option will vest in full if not previously vested. In connection with a change in control, any unvested options will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control.

•

Restricted Stock Units (RSUs) – Upon a recipient’s termination due to death, any outstanding RSUs (and any related accrued dividend equivalents) will vest in full. If the termination is due to disability or retirement, any RSUs scheduled to vest within one year (and any related accrued dividend equivalents) will vest as of the termination of employment. In connection with a change in control, the RSUs (and any related accrued dividend equivalents) will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control. With respect to the special RSU grants made to certain executive officers in February 2017, the RSUs will fully vest upon a recipient’s termination due to death, disability or retirement, and the performance RSUs will fully vest upon a recipient’s termination due to death or disability.

The letter agreement between the company and Mr. Adkerson in December 2013 provides that with respect to Mr. Adkerson’s equity-based incentive awards, he will receive retirement treatment as set forth in the applicable award agreement following any termination of employment, except a termination due to death or termination by the company for cause.

No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change in control arrangements with our executive officers. Under the CIC Plan and Ms. Quirk’s employment agreement, if any part of the payments or benefits received by the executive in connection with a termination following a change in control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he or she will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change in control or termination of employment of each of our named executive officers.

In addition to the benefits identified, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in footnote (4) to the “Potential Payments Upon Termination or Change in Control” table below.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2020, and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $26.02 on December 31, 2020, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options, RSUs and PSUs.

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Potential Payments Upon Termination or Change in Control

Name	Lump Sum Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends and Interest Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated) (3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total (4)
Richard C. Adkerson
• Retirement/Termination – Without Cause	0	$6,781,194	$5,711,390	$76,600	0	0	0	$12,569,184
• Disability	0	6,781,194	5,711,390	76,600	0	0	0	12,569,184
• Death	0	14,539,187	7,168,510	87,800	$21,999,910	$73,000	0	43,868,407
• Qualifying Termination after Change in Control (5)	$14,467,200	14,539,187	7,168,510	87,800	21,999,910	73,000	$39,344	58,374,951
Kathleen L. Quirk
• Retirement	0	2,896,497	5,238,702	63,867	0	0	70,622	8,269,688
• Disability	0	2,896,497	5,238,702	63,867	0	0	0	8,199,066
• Death	0	5,789,889	7,407,035	69,467	8,911,850	36,500	0	22,214,741
• Termination – Good Reason	6,629,400	5,789,889	7,407,035	69,467	0	0	70,622	19,966,413
• Termination – Without Cause	6,629,400	5,789,889	7,407,035	69,467	0	0	70,622	19,966,413
• Qualifying Termination after Change in Control (5)(6)	7,133,400	5,789,889	7,407,035	69,467	8,911,850	36,500	70,622	29,418,763

(1)

The values of the accelerated options were determined by multiplying (a) the difference between the December 31, 2020 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options under each scenario.

(2)	The values of the RSUs were determined by multiplying the December 31, 2020 closing price of our common stock by the number of RSUs to be vested under each scenario.

(3)

The values of the PSUs in connection with death or a qualifying termination after a change in control were determined by multiplying the December 31, 2020 closing price of our common stock by the target number of PSUs with performance periods ending after December 31, 2020. No value is reflected for awards of PSUs in the event of termination upon retirement, disability, or for Mr. Adkerson, termination without cause, because the PSU agreements do not provide for automatic vesting of outstanding PSUs and the related dividend equivalent credits in those circumstances. Instead, the awards will remain outstanding through the performance period and vest if the applicable performance conditions are met. See the “Outstanding Equity Awards at December 31, 2020” table for more information.

(4)

In addition to the amounts reflected in this column, upon the occurrence of each event of termination listed in the table, each NEO would be entitled to the following additional benefits, as applicable: outstanding, in-the-money stock options that were vested at the time of termination, the executive’s aggregate balance in the SECAP (as reflected on page 39), and, for Mr. Adkerson, the present value of his SERP (as reflected on page 48). The aggregate value of these additional benefits for each of our NEOs, assuming a termination on December 31, 2020, is as follows: Mr. Adkerson – $90,635,083 and Ms. Quirk – $8,998,529. These amounts do not include benefits under our ECAP or life insurance policies generally available to all employees. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1.5 million.

(5)

With respect to our equity awards, the agreements provide for the benefits described in the table following a change in control only if the recipient is terminated without cause or terminated with good reason within one year after the change in control. The amounts stated in the rows titled “Qualifying Termination after Change in Control” assume the full vesting of all outstanding options and RSUs and full vesting and payout at target for PSUs.

(6)	The total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

Mr. Conger’s Retirement. Mr. Conger retired effective September 1, 2020. As a result of his retirement, and pursuant to the terms of his outstanding equity awards: (a) vesting of 166,917 of his unvested stock options that were scheduled to vest within one year accelerated, and he has the lesser of three years or the remaining term of the option to exercise, (b) vesting of 50,333 of his unvested RSUs that were scheduled to vest within one year accelerated, and (c) his outstanding PSUs remained outstanding and will vest following the end of the applicable performance period if the performance conditions are met. Mr. Conger was also entitled to receive payment of accrued but unused vacation and retirement benefits under the company’s qualified and nonqualified retirement plans and programs, including those described under “Retirement Benefit Programs” above.

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CEO Pay Ratio

As required by the Dodd-Frank Act, and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified the median employee by examining the total earnings for the nine-month period ending September 30, 2020 for all individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on October 1, 2020, whether employed on a full-time, part-time, seasonal or temporary basis, with the following adjustments:

•

As of October 1, 2020, our employee population consisted of 25,151 individuals, with 44% of these individuals located in the U.S., 28% located in Indonesia, 19% located in Peru, and the remaining 9% located in other foreign jurisdictions. To reduce administrative costs and as permitted by SEC rules, we have excluded from the calculation each foreign jurisdiction where we employ 200 or less individuals, namely the employees in each of Australia, Canada, China, the Democratic Republic of the Congo, Finland, Germany, Japan, the Netherlands, the Russian Federation, and the United Kingdom. This adjustment resulted in the exclusion from the calculation of approximately 500 total employees, representing approximately 2% of our employee population.

•	With respect to permanent employees hired after January 1, 2020, we assumed for purposes of the calculation that those employees worked the full twelve-month period in 2020.

•

With respect to employees in foreign jurisdictions, we applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on the exchange rate as of December 31, 2020. We did not make any cost of living adjustments.

•	Of the possible median employees, we selected the employee without atypical elements of pay in his or her earnings, such as disability payments or special earnings while on leave.

We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table.” The annual total compensation of our median employee (other than our CEO) for 2020 was $69,518. As disclosed in the “Summary Compensation Table,” our CEO’s annual total compensation for 2020 was $16,720,881. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 241 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of four directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees. The board has determined that each of Messrs. Ford and Stephens qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. We are also responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm, the company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2020, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal audit firm (Deloitte & Touche), and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young), management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2020, both of which are included in our 2020 Form 10-K.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2020, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2020. We have reviewed and discussed the company’s audited financial statements for the year 2020 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the U.S., and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young their independence. We have also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2020, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in our 2020 Form 10-K.

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Internal Audit

We also review the company’s internal audit function, including the selection of the company’s internal audit firm. In February 2020, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2020. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 13, 2021 John J. Stephens, Chair Gerald J. Ford Lydia H. Kennard Dustan E. McCoy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2020	2019
Audit Fees (1)	$11,800,000	$12,751,000
Audit-Related Fees (2)	532,000	613,000
Tax Fees (3)	403,000	258,000
All Other Fees (4)	102,000	57,000

(1)

Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2)	Audit-Related Fees were primarily for professional services rendered in connection with various accounting consultations, transaction related matters, and other attest services.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

(4)	All Other Fees were primarily for trainings and the use of Ernst & Young’s proprietary research tool.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

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Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any services pre-approved by the chair since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm. Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 2:    RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The audit committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In February 2021, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2021. Although stockholder ratification is not required, this appointment is being submitted to the stockholders for ratification as a matter of good corporate governance. The audit committee pre-approves the scope of all audit, audit-related, tax and other services to be provided by Ernst & Young during the ensuing year and determines the appropriate funding to be provided by the company for payment of such services. The audit committee is also involved with the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Rotation of the audit partner occurred for the 2019 audit. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002.

The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the stockholders. A representative of Ernst & Young is expected to attend our 2021 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm For 2021

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Board of Directors’ Recommendation on Proposal No. 2

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

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PROPOSAL NO. 3:    ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board, or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s proxy statement for our 2021 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in such proxy statement.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly “Executive Officer Compensation – Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program, including changes implemented over the last several years.

We currently hold our “say-on-pay” advisory vote every year. Accordingly, the next “say-on-pay” vote will occur at our 2022 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Board of Directors’ Recommendation on Proposal No. 3

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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CERTAIN TRANSACTIONS

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. No related party transactions reportable under Item 404 of Regulation S-K have taken place since January 1, 2020, and none are currently proposed.

DIRECTOR COMPENSATION

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

•

Compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities;

•	A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders;

•	Compensation should be in line with market practice to facilitate the attraction and retention of talented and diverse directors; and

•	The structure of the compensation program should be simple and transparent.

Process of Setting Director Compensation

The compensation committee has oversight of director compensation, including the authority to grant equity-based awards. The compensation committee conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation – Director Compensation Philosophy.” In addition, the compensation committee seeks advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our director compensation program relative to relevant market data and formulating its recommendations to the full board.

In December 2020, the compensation committee engaged FW Cook, the committee’s independent compensation consultant, to conduct a market review of non-management director remuneration practices and evaluate the company’s program in light of the review. FW Cook compared our practices to S&P 500 companies, its own large-company survey and a comparator group made up primarily of FCX’s peer companies. FW Cook reported that the company’s annual compensation for non-management directors (1) generally aligns with the median of market practice for similarly-sized companies and aligns with the 75th percentile of comparator companies, and (2) the average annual compensation per director was 7% above the median compensation among S&P 500 companies. After considering FW Cook’s report, the compensation committee determined not to make any changes to the program, which has been in place since July 1, 2019.

As discussed on page 10, effective February 2, 2021, Mr. Ford stepped down as non-executive chairman and Mr. McCoy was appointed lead independent director. In light of this new leadership structure, the board approved a lead independent director fee of $50,000 to be paid in cash, effective as of the date of Mr. McCoy’s appointment.

In addition to the compensation committee’s oversight, our stockholders have placed a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the 2016 Stock Incentive Plan, an annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), and other compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

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Cash Compensation

With the exception of the change to the lead independent director annual fee described above, the current cash compensation program for our non-management directors has been in place since July 1, 2019. Under this program, our non-management directors received the following annual fees, as applicable, during 2020:

Board/Committee	Fee
	Member	Chair
Board	$125,000	$50,000	(*)
Audit	—	25,000
Compensation	—	20,000
Governance	—	15,000
Corporate Responsibility	—	15,000
(*) In 2020, paid in shares of common stock.

In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for more information.

Mr. Adkerson does not receive any compensation for serving on our board, including in his capacity as the chairman. The compensation he receives for his service as an executive officer is reflected in the “Summary Compensation Table.”

Equity-Based Compensation

Under the equity-based component of our program in place during 2020, our non-management directors received annual equity awards payable solely in RSUs, with the number of RSUs granted determined by dividing $170,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant. On June 1, 2020, each non-management director as of that date was granted 18,200 RSUs.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for non-management directors pursuant to which directors who had reached age 65 would be entitled to receive a retirement benefit based on the annual director fees. In April 2008, we froze the benefit under this plan for our then existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. As of December 31, 2020, only Messrs. Ford and McCoy are eligible to participate in the retirement plan and will receive an annual benefit of $40,000 upon retirement from the board, which will be payable until the retiree’s death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2020.

Director Compensation

Name of Director (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Gerald J. Ford	$202,500	$169,988	$8,449	$ —	$380,937
Lydia H. Kennard	125,000	169,988	n/a	—	294,988
Dustan E. McCoy	145,000	169,988	21,258	5,229	341,475
John J. Stephens	141,415	169,988	n/a	—	311,403
Frances Fragos Townsend	140,000	169,988	n/a	—	309,988

(1)	Table does not include Messrs. Abney and Dudley, who were appointed as directors in April 2021 and therefore did not receive any compensation from us during 2020.

(2)

Pursuant to previous elections, during 2020 each of Messrs. Ford and Stephens received an equivalent number of shares of our common stock in lieu of 100% of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock and fees deferred by the directors. In addition, the $50,000 fee paid to Mr. Ford in connection with his service as non-executive chairman of the board was paid in shares of our common stock.

(3)

On June 1, 2020, each non-management director was granted 18,200 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock. On April 5, 2021, each of Messrs. Abney and Dudley received a pro-rata equity award of 700 RSUs upon their appointments to the board.

(4)

Since June 2013, our non-management director annual equity award is payable solely in RSUs. The following table sets forth the total number of outstanding RSUs (including vested but deferred RSUs) and stock options held by each non-management director as of December 31, 2020:

Name of Director	RSUs	Options

Gerald J. Ford	18,200	30,800

Lydia H. Kennard	18,200	—

Dustan E. McCoy	95,300	20,000

John J. Stephens	18,200	—

Frances Fragos Townsend	32,100	—

(5)

Amounts reflect an increase in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. As noted above, the director retirement plan was terminated in 2008 for any future directors.

(6)

For Mr. McCoy, includes (a) $4,095 of interest credited on dividend equivalents on deferred RSUs during 2020 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided) and (b) $1,134 representing the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in 2007 in connection with our acquisition of Phelps Dodge.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2021 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 12, 2021, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement and our 2020 annual report, is being made available to our stockholders on or about April 22, 2021. This proxy statement summarizes the information that you need to know in order to cast your vote. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2020 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials.

If you are a stockholder of record and you previously requested to receive printed copies of proxy materials, we strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices. You can request to receive future proxy materials electronically by signing up at www.envisionreports.com/FCX.

If you are a beneficial holder, please contact your bank, broker, trustee or other nominee for instruction on how to opt into electronic delivery of proxy materials.

When and where will the annual meeting be held?

As a result of the continuing public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, this year’s annual meeting will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at www.meetingcenter.io/290222756. Although no physical in-person meeting will be held, we have designed the format of our virtual annual meeting to ensure that our stockholders who join the virtual annual meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

The virtual annual meeting will begin promptly at 1:00 p.m., Eastern Time, on Tuesday, June 8, 2021. Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting. Stockholders are encouraged to access the annual meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

How can I join and participate in the virtual annual meeting?

Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays. All stockholders are entitled to join the virtual annual meeting; however, you are entitled to participate (meaning vote, view the list of stockholders of record and submit questions) at the annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you register in advance in accordance with the instructions below.

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Stockholders of Record

If you were a stockholder of record at the close of business on the record date (i.e., you hold your shares registered in your name through our transfer agent, Computershare), you can join and participate in the virtual annual meeting by accessing www.meetingcenter.io/290222756 and selecting “I have a Control Number.” Enter your control number shown on the notice of internet availability or proxy card (if received by mail) and the password, which is FCX2021. If you cannot locate your notice of internet availability or proxy card but would still like to join the annual meeting, you can request your control number by contacting Computershare at 1-800-953-2493 on or before 5:00 p.m. Eastern Time on Monday, June 7, 2021, or you can join as a guest by selecting “I am a Guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting.

Beneficial Owners

If your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, you must register online in advance to join and participate in the virtual annual meeting.

To register online in advance, you must first obtain a legal proxy from your bank, broker, trustee or other nominee. Note that it can take up to two weeks to obtain a legal proxy from your broker, bank, trustee or other nominee. Beneficial owners interested in participating in the annual meeting should follow the instructions from your broker, bank, trustee or other nominee included with your voting instruction form or contact your broker, bank, trustee or other nominee to request a legal proxy.

Once you have received a legal proxy from your bank, broker, trustee or other nominee, please email a scan or image of the legal proxy to our transfer agent, Computershare, at legalproxy@computershare.com, with “Legal Proxy” noted in the subject line. Please note that the voting instruction form or notice regarding the availability of proxy materials you received with respect to the annual meeting is not a legal proxy. If you do request a legal proxy from your bank, broker, trustee or other nominee, the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker, trustee or other nominee to vote on your behalf. You will be responsible for voting your shares and will only be able to vote prior to or at the annual meeting as described above for “Stockholders of Record.”

Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern Time, on Thursday, June 3, 2021. Upon receipt of your valid legal proxy, Computershare will provide you with a control number by email. Once provided, you can join and participate in the virtual annual meeting by accessing www.meetingcenter.io/290222756 and selecting “I have a Control Number.” Enter the control number provided by Computershare and the password, which is FCX2021. If you do not have a legal proxy but would still like to join the annual meeting, you can join as a guest by selecting “I am a Guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting.

Participants in our Employee Capital Accumulation Program (ECAP)

If you hold shares of our common stock as a participant through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only join the annual meeting as a guest by selecting “I am a Guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting. For information regarding how to vote if you are an ECAP participant, please see the question below titled “How do I vote?”

How can I submit questions pertinent to meeting matters?

You can submit questions pertinent to meeting matters at the virtual annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you registered in advance in accordance with the instructions in the question titled “How can I join and participate in the virtual annual meeting?”

If you wish to submit a question, you may log into the virtual annual meeting website at www.meetingcenter.io/290222756 beginning 15 minutes prior to the start of the annual meeting and submit questions online. You also will be able to submit questions during the annual meeting at any point prior to adjournment of the meeting. To submit a question, you will need your control number and the meeting password, which is FCX2021. Once past the login screen, click on the “messages” icon at the top of the screen to submit your question.

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In accordance with the rules of order, a copy of which will be available on the virtual annual meeting website, only questions pertinent to meeting matters will be answered. In the interest of fairness to all stockholders, the question and answer period will be limited to a total of twenty minutes and multiple questions submitted on the same topic will be summarized and responded to collectively. The chairman reserves the right to not address any questions that are repetitious, irrelevant to the company’s business, related to pending or threatened litigation, derogatory in nature, related to personal grievances or otherwise inappropriate.

During the virtual annual meeting, we are committed to acknowledging each appropriate question in the order in which it was received. When submitting questions, stockholders should identify themselves and provide contact information in the event follow up is necessary. Each stockholder who submits a question will be identified before his or her question is answered. Any questions relevant to the business of the annual meeting that cannot be answered due to time constraints can be submitted to FCX Investor Relations at the following email address: ir@fmi.com.

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter technical difficulties accessing or during the virtual annual meeting, please go to support.vevent.com for common issues and questions, click on the “Help” link in the upper right hand corner during the audio webcast for information on the supported operating systems and browsers, or you may call Computershare at 1-888-724-2416 if you need additional assistance.

What if I cannot join the virtual annual meeting?

You do not need to join the virtual annual meeting to vote. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail) as early as possible to avoid any possible delays. A replay of the virtual annual meeting, including the questions answered during the meeting, will be available at fcx.com after the virtual annual meeting for a period of 30 days.

Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before our 2021 annual meeting of stockholders, whether or not you join and participate in the annual meeting. By completing, dating, signing and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet or phone, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail) as early as possible to avoid any possible delays.

On what matters will I be voting? How does the board recommend that I cast my vote?

At our 2021 annual meeting, you will be asked to: (1) elect each of the seven director nominees; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and (3) approve, on an advisory basis, the compensation of our named executive officers.

The board unanimously recommends that you vote:

•	FOR the election of each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

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We do not expect any matters to be presented for action at our 2021 annual meeting other than the matters described in this proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet or phone, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting about which we did not have proper advance notice as required by our by-laws, and they intend to vote on any such other matter in accordance with their best judgment.

How many shares of common stock are eligible to be voted?

As of April 12, 2021, the record date for our 2021 annual meeting, we had 1,464,599,416 shares of common stock outstanding, each of which entitles the holder to one vote. A list of stockholders of record as of the record date will be available for examination by stockholders on the meeting website during the meeting. Guests will not count toward quorum.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person, including being deemed present in person by means of remote communication (i.e., virtually), or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, but your bank, broker, trustee or other nominee submits a proxy or otherwise votes your shares with respect to a discretionary matter (i.e., ratification of auditors), your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. Beneficial owners are encouraged to submit voting instructions to their banks, brokers, trustees and other nominees so that their shares are counted for purposes of establishing a quorum. In addition, stockholders of record who are present at the annual meeting, including being deemed present in person by means of remote communication (i.e., virtually) by logging in to the annual meeting as a stockholder of record using your control numbers, or by proxy, will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions by internet, phone or mail as described herein. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays.

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions by internet, phone or mail as further described below.

Your proxy, whether submitted via the internet, phone or mail, authorizes each of Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac as your proxies at our 2021 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Internet – envisionreports.com/FCX

–	Use the online website provided to submit your proxy and voting instructions via the internet 24 hours a day, seven days a week through the virtual annual meeting on Tuesday, June 8, 2021.

–

Please have your notice of internet availability or your proxy card (if received by mail) available and follow the instructions to submit your proxy and voting instructions online. You will need to have the control number that appears on your notice of internet availability or your proxy card available.

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•	Phone (within the U.S., U.S. territories and Canada)

–	Use the toll-free number provided to submit your proxy and voting instructions by phone 24 hours a day, seven days a week through the virtual annual meeting on Tuesday, June 8, 2021.

–

Please have your notice of internet availability or your proxy card (if received by mail) available and follow the instructions to submit your proxy and voting instructions by phone. You will need to have the control number that appears on your notice of internet availability or your proxy card available.

•	Mail – If you have received printed materials, complete, date, sign and detach your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by phone or mail. To vote at the annual meeting, you will need your control number that appears on your notice of internet availability or your proxy card (if received by mail), along with the password FCX2021.

For a discussion of the treatment of a properly returned proxy card (if received by mail) that is signed and dated without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by phone if the bank, broker, trustee or other nominee offers these options or by completing, dating, signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

If you are a beneficial owner and you want to join and participate in the annual meeting, please see the question above titled “How can I join and participate in the virtual annual meeting?” for information on how to register in advance.

Participants in our ECAP

If you hold shares of our common stock through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please complete, date, sign and detach your voting instruction form and return it in the postage-paid envelope provided to you. Upon receipt of the executed voting instruction form by Computershare, the trustee will vote such shares of common stock as instructed by you. If no voting instructions are indicated on the voting instruction form or if the voting instruction form is not received by Computershare by 11:59 p.m. (Eastern Time) on Wednesday, June 2, 2021, the trustee will not vote the shares of common stock held by the trustee for your account, unless the trustee determines that the failure to vote such shares will violate the Employee Retirement Income Security Act of 1974, as amended. Because shares held by participants in our ECAP must be voted by the trustee, these shares may not be voted by you during the annual meeting; however, you can join the annual meeting as a guest.

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What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you are a stockholder of record and you properly submit a proxy and voting instructions via the internet, by phone or by mail, your shares of our common stock will be voted as you specify. If you are a stockholder of record who returns a proxy card (if received by mail) properly signed and dated but you make no specifications on such proxy card, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you properly submit voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will be voted as you specify. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner for whom it is holding shares.

Which proposals are considered “discretionary” and which are considered “non-discretionary”?

The classification of each proposal as discretionary or non-discretionary under the applicable rules is below. If you are a beneficial owner and you do not provide voting instructions on this proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the discretionary proposal (i.e. ratification of the appointment of our independent registered public accounting firm); however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. If you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

Proposal		Classification Under Applicable Rules

No. 1	Election of seven directors	Non-discretionary

No. 2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021	Discretionary

No. 3	Approval, on an advisory basis, of the compensation of our named executive officers	Non-discretionary

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What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of seven directors	For, against or abstain for each nominee	Affirmative vote of a majority of votes cast(*) for each director nominee	No effect	No effect

No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A

No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

(*)

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast, meaning any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted, meaning that the director nominees who receive the most votes will be elected. In contested elections, stockholders may vote “for” or “withhold” voting authority for each director nominee, and selecting “withhold” with respect to one or more director nominees will have no effect on the election of such nominees. In addition, broker non-votes will have no effect on the election of director nominees in contested elections.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy, unless you are a participant in our ECAP, can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before our 2021 annual meeting, (2) if you timely provide to us another proxy with a later date, or (3) if you are present at the annual meeting and vote at the annual meeting in accordance with the instructions contained in these proxy materials. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Stockholders who are participants in our ECAP cannot vote at the annual meeting and must vote in accordance with instructions from the trustee. Subject to these qualifications, such participants may revoke or change their voting instructions by contacting the trustee; however, the voting instruction form, including any revocation or change to the voting instruction form, must be received by Computershare by 11:59 p.m. (Eastern Time) on Wednesday, June 2, 2021.

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Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2021 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2020 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by phone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

The board does not expect to bring any other matter before our 2021 annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?

We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at fcx.com under “Investors – Financial Information – SEC Filings.”

2022 STOCKHOLDER PROPOSALS

If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 23, 2021.

If you are an eligible stockholder, or group of stockholders, and would like us to consider including a proxy access director nomination in next year’s proxy statement, you must comply with the requirements of our proxy access by-law and deliver the required notice and supporting materials in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 23, 2021.

If you would like to present a proposal or director candidate at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our by-laws and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by March 10, 2022. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at our 2022 annual meeting.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at fcx.com under “About Us – Corporate Governance –Governance Documents.”

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ANNEX A

Methodology Used to Calculate Certain AIP Metrics

Adjusted EBITDA Reconciliation

Calculated in accordance with the covenant calculation in our bank credit facility:

(in millions)	2020

Net income attributable to common stockholders	$599

Depreciation, depletion and amortization	1,528

Interest expense, net	598

Income tax provision	944

Metals inventory adjustments	96

Net gain on sales of assets	(507)

Stock-based compensation and accretion	192

Non-cash impact of commodity hedging program	(12)

Loss on early extinguishment of debt	101

Other net charges(1)	426

Net income attributable to noncontrolling interests	266

Consolidated Adjusted EBITDA(2)	$4,231

(1)

Primarily includes costs directly associated with the COVID-19 pandemic and revised operating plans, including employee separation costs ($241 million) and net charges for a talc-related litigation accrual, partly offset by net favorable adjustments to environmental obligations ($113 million).

(2)

Adjusted EBITDA is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that our presentation of Adjusted EBITDA affords them greater transparency in assessing our financial performance. Adjusted EBITDA should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA may not necessarily be comparable to similarly titled measures reported by other companies, as other companies calculate such measures differently.

Net Debt Calculation

Calculated as long-term debt plus the current portion of debt (or total debt), less cash and cash equivalents, as reported in our annual report on Form 10-K.

Consolidated Unit Net Cash Costs Calculation

Determined using the “by-product” method, as reported in our annual report on Form 10-K. Under this method, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs. Our calculation excludes noncash and other costs, including stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges.

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FREEPORT-MCMORAN

333 NORTH CENTRAL AVENUE
PHOENIX, ARIZONA 85004
602.366.8100
FCX.COM

Your vote matters – here’s how to submit your voting instructions! You may submit your voting instructions online or by phone instead of mailing the below proxy card. Online Go to www.envisionreports.com/FCX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Mail Sign, date, detach and return the bottom portion in the enclosed envelope. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2 and 3. For Against Abstain 1. Election of seven directors. Nominees are: 2. Ratification of the appointment of Ernst & Young LLP as our + independent registered public accounting firm for 2021. For Against Abstain For Against Abstain 01—David P. Abney 3. Approval, on an advisory basis, of the compensation of our named executive officers. 02—Richard C. Adkerson 03—Robert W. Dudley 04—Lydia H. Kennard 05—Dustan E. McCoy 06—John J. Stephens 07—Frances Fragos Townsend B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 499244 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03ENJE

Freeport-McMoRan Inc. 2021 Annual Meeting of Stockholders June 8, 2021 at 1:00 p.m. Eastern Time The 2021 Annual Meeting of Stockholders will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at: www.meetingcenter.io/290222756 You can join and participate in the virtual annual meeting by accessing www.meetingcenter.io/290222756 and selecting “I have a Control Number.” Enter your control number that is in the shaded bar on the reverse side of this proxy card and the password, which is: FCX2021. If you encounter technical difficulties accessing or during the virtual annual meeting, please go to support.vevent.com for common issues and questions or click on the “Help” link in the upper right hand corner during the audio webcast for information on the supported operating systems and browsers. IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2021. Proxy materials are available at: www.envisionreports.com/FCX Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at: www.envisionreports.com/FCX We strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices. qIF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Freeport-McMoRan Inc. Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for the 2021 Annual Meeting of Stockholders to be held June 8, 2021 By signing the reverse side of this proxy card, you hereby appoint Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac, or any of them, as proxies, with full power of substitution, to vote your shares of common stock of Freeport-McMoRan Inc. at the virtual annual meeting of stockholders to be held on Tuesday, June 8, 2021, at 1:00 p.m., Eastern Time, via a live audio webcast, accessible at www.meetingcenter.io/290222756, and at any adjournment or postponement thereof, on all matters coming before the virtual annual meeting. The proxies will vote your shares as you specify on the reverse side of this proxy card. On matters for which you do not mark a box, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no box is marked for a particular matter, your shares will be voted, as applicable, FOR each of the director nominees in Proposal 1 and FOR Proposals 2 and 3. For any other matter properly coming before the virtual annual meeting, the proxies will vote your shares in their discretion. If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date, detach and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the reverse side of this proxy card. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.